Exhibit 10.1
Execution Version
MASTER AGREEMENT
     THIS MASTER AGREEMENT dated the 3rd day of April, 2009, between Compañía Minera Carmen de Andacollo, a contractual mining company organized under the laws of Chile (“Operator”) and Royal Gold, Inc., a corporation organized under the laws of the State of Delaware, Unites States of America (“Royal Gold”).
     WHEREAS:
A. Operator owns and operates a mining project located near the town of Andacollo, Chile, known as “Carmen de Andacollo” and as part of such project is developing the hypogene copper-gold project (the “Project”) on the Mining Properties.
B. In consideration of payment of the Purchase Price, Operator has agreed to sell, transfer and assign to Royal Gold a Royalty related to the gold produced from the Project, subject to the terms and conditions set forth herein and in the Royalty Agreement.
C. Operator and Royal Gold desire to enter an agreement in the form of an Avío in accordance with Paragraph 3 of Title XI of the Chilean Mining Code, by means of which Royal Gold shall contribute to Operator the Contribution Amount, subject to the terms and conditions set forth herein and in the Avío Agreement.
D. Operator and Royal Gold have entered into the Stockholder Agreement and desire to enter into a Registration Rights Agreement in connection with the issuance of shares of Royal Gold Common Stock to Operator in exchange for the Royalty and the Avío, subject to the terms and conditions set forth herein.
E. Operator and Royal Gold acknowledge that both the Avío Agreement and the Royalty Agreement are aleatory agreements (contratos aleatorios), and thus payments thereunder are contingent on the proceeds obtained from the exploitation of the Subject Properties as provided in this Agreement.
F. Royal Gold acknowledges that copper is the main mineral exploited from the Subject Properties.
     NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties covenant and agree as follows:

1. Certain Defined Terms and Construction.
     (a) As used in this Agreement, the following capitalized terms shall have the following meanings:
(i)	“Adjusted Shaded Area” has the meaning set forth in Section 5(c)(vii).

(ii)	“Amendment Date” means the date Exhibit B is amended in accordance with Sections 5(c)(x).

(iii)	“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

(iv)	“Agent” means the Persons to be appointed pursuant to the Avío Agreement and the Royalty Agreement, each acting on behalf of either Royal Gold or Operator.

(v)	“Agreement” means this Master Agreement with all Exhibits and Schedules hereto.

(vi)	“Ancillary Property Rights” mean any land and water rights owned, controlled, leased, mined or operated by or on behalf of Operator or any Affiliate of Operator on or after the date of this Agreement that are not included in the Mining Properties or the Subject Properties, but which are required for the development and operation of the Project.

(vii)	“Approvals” mean any authorizations, licenses, permits, consents, waivers, grant notices, approvals, rulings, orders, certifications, exemptions, filings, variances, decrees, registrations, or other action, whether written or oral, of, by, from or on behalf of any Governmental Authority or any other third party, together with all easements, rights-of-way and other rights to access or use property.

(viii)	“Avío” means a contrato aleatorio regulated in the Chilean Mining Code and defined in article 206 therein as a contract by means of which a person commits to give or to do something for the benefit of the exploitation of an exploitation mining concession (pertenencia), to be paid only with the products obtained therefrom or with an ownership quota of such mining concession, and for purposes of this Agreement is created pursuant to the terms of the Avío Agreement.

(ix)	“Avío Agreement” means the agreement to be entered into at Closing between Royal Gold and Operator in accordance with Paragraph 3, Title XI of the Chilean Mining Code, in substantially the form attached hereto as Exhibit A, subject to the translation of such agreement from the English language to the Spanish language as contemplated by Section 5(c)(iii).

(x)	“Capital Reorganization” has the meaning set forth in Section 2(f).

(xi)	“Cash Portion” has the meaning set forth in Section 2(b).

(xii)	“Charter Documents” mean articles, articles of incorporation, certificate of incorporation, notice of articles, memorandum, constitutions, bylaws or any similar constating document of a corporation or other legal entity.

(xiii)	“Circular Boundary” means the circular boundary illustrated in bold black on the map in Part II of Exhibit B and described by the Universal Transverse Mercator coordinates in Part III of Exhibit B.

(xiv)	“Closing” has the meaning set forth in Section 2(i).

(xv)	“Closing Date” has the meaning set forth in Section 2(i).

(xvi)	“Closing Time” has the meaning set forth in Section 2(i).

(xvii)	“Condiciones Suspensivas” mean the conditions precedent for effectiveness (condiciones suspensivas) set forth in Schedule C of the Avío Agreement or Royalty Agreement.

(xviii)	“Confidentiality Agreement” means the confidentiality agreement between Teck Cominco Limited and Royal Gold dated October 28, 2008.

(xix)	“Contribution Amount” has the meaning set forth in Section 2(b).

(xx)	“Convertible Securities” has the meaning set forth in Section 2(d)(i).

(xxi)	“Current Market Price” means the weighted average trading price of the Royal Gold Common Stock on the NASDAQ Global Select Market, during the ten consecutive Trading Days ending on a date which is the fifth Trading Day before such date; provided that the weighted average trading price shall be determined by dividing that aggregate sale price of all Royal Gold Common Stock sold on the said exchange, as the case may be, during the said ten consecutive Trading Days by the total number of Royal Gold Common Stock so sold; and provided further that, if the Royal Gold Common Stock are not listed and posted for trading on any stock exchange in Canada or the United States or traded in the over-the-counter market, the Current Market Price shall be determined by the good faith judgment of the board of directors of Royal Gold.

(xxii)	“Dayton” means Compañía Minera Dayton.

(xxiii)	“Dayton Agreement” means an Agreement of Intent (Acuerdo de Intención) between Dayton and Operator dated May 30, 2008, as amended from time to time, and any document, instrument, deed, or agreement delivered pursuant thereto.

(xxiv)	“Dayton Concessions” means Rosario 113 to 115, Rosario 120 to 123 and Rosario 127 to 129; Nanita 16 to 23 and Nanita 28 to 32, and Nanita 1 to 11 and Nanita 13 to 15, Nanita 47 to 50 and Nanita 56 and Nanita 57; Rosario 54 to 58, Rosario 60 and Rosario 89; Sylvia; Mercedes 4, Mercedes 5 and Mercedes 6; Claudia 1 and Claudia 2; Rosario 142 to 143, Rosario 149 and Rosario 150; Barbara Tercera; and Rio Elqui Uno 1 to 4.

(xxv)	“Deed of Cancellation” means the Chilean public deed or deeds to be entered into by the Agent and Operator or Royal Gold, as applicable, declaring that the Royalty Agreement and the Avío Agreement have terminated because the Condiciones Suspensivas have failed.

(xxvi)	“Disclosure Documents” mean:
(A)	Annual Report of Royal Gold on Form 10-K/A filed on November 6, 2008;

(B)	Quarterly Report of Royal Gold on Form 10-Q for the quarter ended December 31, 2008, filed February 6, 2009;

(C)	Current Reports of Royal Gold on Form 8-K filed on August 5, 2008, September 2, 2008, September 17, 2008, September 19, 2008, September 25, 2008, October 7, 2008, October 31, 2008, November 4, 2008, November 6, 2008, November 7, 2008, January 5, 2009 and February 24, 2009;

(D)	the description of the Preferred Stock Purchase Rights contained in the registration statement of Royal Gold on Form 8-A under the Exchange Act filed on September 12, 1997, as amended by the registration statement of Royal Gold on Form 8-A/A filed September 10, 2007, together with any amendment or report filed with the SEC for the purpose of updating such description;

(E)	the full text of the MJDS Canadian prospectus of Royal Gold dated and filed January 20, 2009 and attaching the full text of the United States prospectus of Royal Gold dated December 19, 2008 and the United States registration statement dated December 19, 2008; and

(F)	all documents filed by Royal Gold pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the MJDS prospectus of Royal Gold dated and filed January 20, 2009 and before the Closing Time.
(xxvii)	“Dispute” means a dispute arising out of or connected with this Agreement or any legal relationship associated with or derived from this Agreement.

(xxviii)	“Dividing Line” means the northern Universal Transverse Mercator coordinate of 6,651,000 N.

(xxix)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(xxx)	“Environmental Laws” mean Governmental Requirements relating to pollution or protection of the environment, including, without limitation, Governmental Requirements relating to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Subject Properties, the Project , the other assets owned, controlled or managed by Operator which are used on or in connection with the Subject Properties, the Ancillary Property Rights or the Project or to the activities of Operator on or in connection with the Subject Properties, the Ancillary Property Rights or the Project.

(xxxi)	“Force Majeure” has the meaning set forth in Section 9(i).

(xxxii)	“Governmental Authority” means (A) with respect to Operator, the government of Chile or of any state, provincial, territorial, divisional, county, regional, city or other political subdivision of Chile and any entity, court, arbitrator or arbitration panel, agency, department, commission, board, bureau or regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises valid jurisdiction, including over the Project, the Ancillary Property Rights or the Subject Properties; and (B) with respect to Royal Gold, the government of any nation, state, provincial, territorial, divisional, county, regional, city or other political subdivision thereof and any entity, court, arbitrator or arbitration panel, agency, department, commission, board, bureau or regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises valid jurisdiction.

(xxxiii)	“Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement of any Governmental Authority.

(xxxiv)	“ICC” has the meaning set forth in Section 9(b)(ii).

(xxxv)	“Initial Cash Portion” has the meaning set forth in Section 2(b).

(xxxvi)	“Initial Share Portion” has the meaning set forth in Section 2(b).

(xxxvii)	“Intermediary Period” has the meaning set forth in Section 2(d).

(xxxviii)	“Irrevocable Mandate” means the Irrevocable Mandate to be executed pursuant to the Avío Agreement or Royalty Agreement.

(xxxix)	“Knowledge” means: (A) in respect of Operator, the knowledge of Tim Watson, Andrew Stonkus, Pierro Venturini, Javier Esuti Muñoz, Claudio Canut de Bon Lagos, Marcelo Bustos Collao, Victor Velasquez Valenzuela, Marcelo Godoy Muñoz, Hernando Pavez Garcia, Fernando Gonzalez Briones or Claudio Bustos Alarcon, after reasonable inquiry, in their respective capacities as employees, officers and/or directors of Operator or its Affiliates, as the case may be, and not in their respective personal capacities; and (B) in respect of Royal Gold, the knowledge of Tony Jensen or William H. Heissenbuttel, after reasonable inquiry, in their respective capacities as employees of Royal Gold or its Affiliate, as the case may be, and not in their respective personal capacities. For greater certainty, where the phrase “to the Knowledge” qualifies a particular representation or warranty in the Agreement, such representation or warranty shall not be breached as a result of any fact or state of affairs that is not within the Knowledge of such Party.

(xl)	“Lien” means, as to any property or asset owned or held by a Person, any mortgage, deed of trust, lien, pledge, charge, security interest, preferential right, assignment, option, production payment or royalty (which for greater certainty excludes any Metal Sales Contract), Avío or other encumbrance in, on or to, or any interest or title of any vendor, lessor, purchaser or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, such property or asset, the signing of any mortgage, deed of trust, pledge, charge, security agreement, assignment or similar instrument with respect to such property or asset, or the signing or filing of a financing statement with respect to such property or asset which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement with respect to such property or asset.

(xli)	“Losses” has the meaning set forth in Section 9(f)(i).

(xlii)	“Material Adverse Effect” means with respect to Operator, any change, effect, event, or occurrence that, either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the Project, or the business, properties, assets, liabilities

(contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Operator, each either considered as a whole or collectively in their entirety, as the case may be, other than any change, effect, event or occurrence in or relating to:
(A)	changes in general political, economic or financial conditions, whether domestic or international in either case, including changes or disruptions in securities, currency exchange, real property, labour or commodities markets (including without limitation gold or copper prices), except to the extent that such changes adversely affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Operator, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(B)	acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest, except to the extent that such acts of God, hostilities, war, terrorism or civil unrest adversely affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Operator, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(C)	changes in applicable law or changes in generally accepted accounting principles, except to the extent that such changes in applicable law or changes in generally accepted accounting principles affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Operator, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(D)	changes due to disruption of power, labour, utilities, water, supply and transportation systems, except to the extent that such changes affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Operator, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(E)	the announcement or pendency of the transactions contemplated by this Agreement or other communication by Royal Gold, Operator or any of their Affiliates of its plans or intentions with respect to the Project or any elements of the Project, specifically; or

(F)	the consummation of the transactions contemplated by this Agreement or any actions by Royal Gold, Operator or their Affiliates taken pursuant to or in light of this Agreement.
With respect to Royal Gold, any change, effect, event, or occurrence that, either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Royal Gold and its Subsidiaries (taken together as a whole), each either considered as a whole or collectively in their entirety, as the case may be, other than any change, effect, event or occurrence in or relating to:
(A)	changes in general political, economic or financial conditions, whether domestic or international in either case, including changes or disruptions in securities, currency exchange, real property, labour or commodities markets (including without limitation gold prices), except to the extent that such changes adversely affect the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Royal Gold and its Subsidiaries (taken together as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other companies of a similar size operating in the industry in which Royal Gold and its Subsidiaries operate;

(B)	acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest, except to the extent that such acts of God, hostilities, war, terrorism or civil unrest adversely affect the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Royal Gold and its Subsidiaries (taken together as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other companies of a similar size operating in the industry in which Royal Gold and its Subsidiaries operate;

(C)	changes in applicable law or changes in generally accepted accounting principles, except to the extent that such changes in applicable law or changes in generally accepted accounting principles affect the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Royal Gold and its Subsidiaries (taken together as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other companies of a similar size operating in the industry in which Royal Gold and its Subsidiaries operate;
(D)	the announcement or pendency of the transactions contemplated by this Agreement or other communication by Royal Gold, Operator or any of their Affiliates of its plans or intentions with respect to the Project or any elements of the Project, specifically;

(E)	the consummation of the transactions contemplated by this Agreement or any actions by Royal Gold, Operator or their Affiliates taken pursuant to or in light of this Agreement; or

(F)	any change in the market price or trading volume of any of the securities of Royal Gold.
(xliii)	“Material Agreements” mean (A) with respect to Operator, all Metal Sales Contracts, and all other material contracts, agreements, leases, instruments and other material binding commitments and undertakings of Operator necessary for the development and operation of the Project, and (B) with respect to Royal Gold, all material contracts, agreements, leases, instruments and other material binding commitments and undertakings of Royal Gold.

(xliv)	“Metal Sales Contract” means any contract between Operator and any smelter, refiner or other processor or purchaser for the sale, refining or other beneficiation of Subject Minerals in any form, including concentrates, that have been produced from the Subject Properties.

(xlv)	“Mining Properties” has the meaning set forth in Part I of Exhibit B as such list of exploration and exploitation mining concessions is amended in accordance with the provisions set forth in Section 5(c)(x) other than any Dayton Concession or any Overlapping Dayton Concession transferred to Dayton in accordance with this Agreement and not thereafter re-acquired.

(xlvi)	“Net Offering Proceeds” mean (A) the aggregate offering proceeds received by Royal Gold in a Qualified Offering, including any offering proceeds from the exercise of the underwriters’ over allotment option to the extent the closing of such over allotment option occurs prior to the Closing Date minus (B) any underwriting discounts and commissions (but without reduction for any Registration Expenses (as defined in the Registration Rights Agreement) which shall be for the account of Royal Gold).

(xlvii)	“North Area” has the meaning set forth in Section 5(c)(vii).

(xlviii)	“Offered Royal Gold Common Stock” has the meaning set forth in Section 2(e).

(xlix)	“Operator” has the meaning set forth in the introductory paragraph of this Agreement.

(l)	“Overlapping Dayton Concession” has the meaning set forth in Section 5(c)(ix).

(li)	“Outside Date” has the meaning set forth in Section 8(b).

(lii)	“Parties” mean Operator and Royal Gold.

(liii)	“Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other legal entity, or a Governmental Authority.

(liv)	“Pre-Closing” has the meaning set forth in Section 5(p)(i).

(lv)	“Pre-Closing Date” has the meaning set forth in Section 5(p)(i).

(lvi)	“Project” has the meaning set forth in Recital A to this Agreement.

(lvii)	“Project Studies” has the meaning set forth in Section 3(g).

(lviii)	“Purchase Price” has the meaning set forth in Section 2(b).

(lix)	“Qualifying Offering” means a public offering pursuant to an effective registration statement (other than (A) a registration statement relating to any employee benefit plan, (B) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statement related to the issuance or resale of securities issued in such a transaction or (C) registering stock issued upon conversion of debt securities) under the Securities Act covering the offer and sale of Royal Gold Common Stock for the account of Royal Gold within 90 days of the date of this Agreement.

(lx)	“Registration Rights Agreement” has the meaning set forth in Section 7(a)(iv).

(lxi)	“Registration Statement” has the meaning set forth in Section 5(e).

(lxii)	“Representative” has the meaning set forth in Section 5(a).

(lxiii)	“Rights Offering” has the meaning set forth in Section 2(e).

(lxiv)	“Royal Gold” has the meaning set forth in the introductory paragraph of this Agreement.

(lxv)	“Royal Gold Common Stock” means shares of Royal Gold’s common stock having a par value of $0.01 per share.

(lxvi)	“Royalty” means an interest in the Subject Minerals when produced from the Subject Properties and created pursuant to the terms of the Royalty Agreement.

(lxvii)	“Royalty Agreement” means the agreement to be entered into at Closing between Royal Gold and Operator, substantially in the form attached hereto as Exhibit C, subject to the translation of such agreement from the English language to the Spanish language as contemplated by Section 5(c)(iii).

(lxviii)	“SEC” means the United States Securities and Exchange Commission.

(lxix)	“Securities Act” means the United States Securities Act of 1933, as amended.

(lxx)	“Shaded Area” means the area shaded in blue on the map in Part II of Exhibit B.

(lxxi)	“Shaded Area Boundary” means the perimeter of the Shaded Area which is north of the Dividing Line as of the date of this Agreement.

(lxxii)	“Share Portion” has the meaning set forth in Section 2(b).

(lxxiii)	“Share Reorganization” has the meaning set forth in Section 2(d).

(lxxiv)	“Stockholder Agreement” means the Stockholder Agreement executed by Operator, Royal Gold and Teck Cominco Limited dated of even date herewith and attached hereto as Exhibit D.

(lxxv)	“South Area” has the meaning set forth in Section 5(c)(vi).

(lxxvi)	“Subject Minerals” mean all gold in whatever form, including in concentrates, produced from the Subject Properties.

(lxxvii)	“Subject Properties” mean:
(A)	the Mining Properties; and

(B)	any other exploration or exploitation mining concessions that are acquired or constituted by Operator or any Affiliate of Operator that:

(X)	from the date of this Agreement until the day prior to the Amendment Date, are or may be in the future located within the Shaded Area described in Part II of Exhibit B; or

(Y)	on or after the Amendment Date, are or may be in the future located within the Universal Transverse Mercator coordinates of the Adjusted Shaded Area following the amendment of Part III of Exhibit B completed in accordance with Sections 5(c)(x), and for greater certainty will from time to time be part of the Mining Properties and the Subject Properties and therefore are or will from time to time be subject to this Agreement, and for further certainty exclude any exploration or exploitation mining concessions located entirely outside the Shaded Area for the period described in paragraph (X) above or located outside the Universal Transverse Mercator coordinates of the Adjusted Shaded Area following the amendment of Part III of Exhibit B completed in accordance with Sections 5(c)(x); provided however the Subject Properties will not include any Dayton Concession or any Overlapping Dayton Concession transferred to Dayton in accordance with this Agreement and not thereafter re-acquired

(lxxviii)	“Subsidiary” means any corporation, association or other business entity more than 50% of each class of equity or voting securities of which is owned, directly or indirectly, by any Person.

(lxxix)	“Taxes” mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by or on behalf of any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

(lxxx)	“Total Consideration” has the meaning set forth in Section 2(b).

(lxxxi)	“Trading Days” mean days on which shares of Royal Gold Common Stock are traded on the NASDAQ Global Select Market.

(lxxxii)	“Transaction Documents” mean this Agreement, the Avío Agreement, the Royalty Agreement, the Stockholder Agreement and the Registration Rights Agreement.

(lxxxiii)	“Transaction Expenses” has the meaning set forth in Section 9(g).

(lxxxiv)	“Transactions” has the meaning set forth in Section 2(a).

(lxxxv)	“U.S. GAAP” means United States generally accepted accounting principles.

     (b) In this Agreement:
(i)	unless the context otherwise clearly requires, (A) references to the plural include the singular, and references to the singular include the plural; (B) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (C) the terms “hereof,” “herein,” “hereunder,” “hereto,” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement; (D) “or” is used in the inclusive sense of “and/or”; (E) if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning; (F) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s); (G) the terms “business day” and “business days” mean and refer to any day other than a Saturday, Sunday, or federal statutory holiday in the United States of America, provincial statutory holiday in British Columbia or statutory holiday in Chile; and (H) if any action, including a payment hereunder, is required to be taken pursuant to this Agreement on or by a specified date that is not a business day, the action is valid if taken on or by the next business day.

(ii)	unless otherwise specified, all references to articles, sections, and exhibits are to the Articles, Sections, and Exhibits of this Agreement;

(iii)	the headings of the Sections and Subsections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(iv)	except where otherwise expressly provided, all monetary amounts are stated and shall be paid in the currency of United States of America;

(v)	for purposes of Sections 3(b), 3(c), 3(e), 3(j), and 5(m) the terms “material” or “materially” shall mean any change, effect, event, or occurrence that, either individually or in the aggregate, would, or would reasonably be expected to, (A) result in damages to, or expenditures by, Operator that exceed $5,000,000 or (B) prevent, significantly hinder or significantly delay the construction, development or operation of the Project;

(vi)	for purposes of Sections 3(l), 6(a)(vii), 6(b)(ix), and 9(f)(i)(E), the terms “material” or “materially” shall mean any change, effect, event, or occurrence that, either individually or in the aggregate, would, or would reasonably be expected to, prevent, significantly hinder or significantly delay the construction, development or operation of the Project; and

(vii)	for purposes of Sections 4(b), 4(c), 4(e), 4(h) and 4(j), the terms “material” or “materially” shall mean any change, effect, event, or occurrence that, either individually or in the aggregate, would, or would reasonably be expected to, result in damages to, or expenditures by, Royal Gold that exceed $5,000,000.
     (c) This Agreement shall be construed according to its fair meaning, taken as a whole, as if the Parties had prepared it jointly, not as if prepared by one of the Parties.
2. The Transactions; Closings.
     (a) Effective as of and from the Closing Date (i) Operator shall grant, sell, assign, transfer and convey to Royal Gold, and Royal Gold shall purchase from Operator, the Royalty free and clear of any Lien (other than any Lien created by the Royalty Agreement and the Avío Agreement); and (ii) Operator and Royal Gold shall enter into the Avío, in each case in accordance with and subject to the terms and conditions set forth in this Agreement (the “Transactions”).
     (b) The purchase price for the Royalty shall be $205,000,000 (as may be adjusted in this Section 2, the “Purchase Price”). The contribution amount for the Avío shall be $95,000,000 (as may be adjusted in this Section 2, the “Contribution Amount”). The Purchase Price and the Contribution Amount are collectively referred to herein as the “Total Consideration.” Royal Gold shall pay to Operator (i) $100,000,000 of the Total Consideration in cash or other immediately available funds (the “Initial Cash Portion”), and (ii) $200,000,000 of the Total Consideration by causing the issuance and delivery to Operator of a number of shares of Royal Gold Common Stock as determined by dividing (x) $200,000,000 by (y) the volume weighted average per share price of Royal Gold Common Stock on the NASDAQ Global Select Market for the five Trading Day period that ends four full Trading Days prior to the date of Royal Gold’s initial public announcement of the Transaction (the “Initial Share Portion”), provided, however if Royal Gold consummates a Qualifying Offering, then:
     (A) the Initial Cash Portion will be increased by an amount of cash or immediately available funds equal to Net Offering Proceeds received by Royal Gold from the sale of the lesser of (I) 50% of the number of shares of Royal Gold Common Stock sold by Royal Gold in such Qualifying Offering (including any shares sold pursuant to the exercise of the underwriters’ over allotment option to the extent the closing of such over allotment option occurs prior to the Closing Date) or (II) the Initial Share Portion, and
     (B) the Initial Share Portion shall be reduced by 50% of the number of shares of Royal Gold Common Stock sold by Royal Gold in such Qualifying Offering (including any shares sold pursuant to the exercise of the underwriters’ over allotment option to the extent the closing of such over allotment option occurs prior to the Closing Date).
     The amount of cash or immediately available funds payable by Royal Gold under this Section 2(b) at the Closing is referred to as the “Cash Portion” for purposes of this Agreement, and the number of shares of Royal Gold Common Stock issuable by Royal Gold and delivered to Operator at the Closing under this Section 2(b), as may be adjusted pursuant to Sections 2(d) through (i), is referred to as the “Share Portion” for purposes of this Agreement.

     (c) The Cash Portion will initially be allocated to the Contribution Amount for the Avío, until the Cash Portion exceeds the Contribution Amount in which case such excess Cash Portion shall be allocated to the Purchase Price for the Royalty. The Share Portion will be allocated to the Purchase Price for the Royalty.
     (d) The number of shares to be issued and delivered to Operator at Closing that constitutes the Share Portion shall be adjusted proportionately as necessary if, during the period beginning when the number of shares of Royal Gold Common Stock that constitutes the Share Portion is calculated and ending on the Closing Date (the “Intermediary Period”), Royal Gold:
(i)	fixes the record date for the issue, or issues to, all or substantially all of the holders of Royal Gold Common Stock by way of a stock dividend or otherwise shares of Royal Gold Common Stock or other securities of Royal Gold or any other issuer convertible into or exchangeable for or otherwise carrying the right to acquire Royal Gold Common Stock (the “Convertible Securities”), other than (A) the issue from time to time of Royal Gold Common Stock or Convertible Securities by way of stock dividend to holders who elect to receive Royal Gold Common Stock or Convertible Securities in lieu of cash dividends in the ordinary course or pursuant to a dividend reinvestment plan or (B) as dividends paid in the ordinary course; or

(ii)	subdivides or redivides the issued and outstanding shares of Royal Gold Common Stock into a greater number of shares of Royal Gold Common Stock; or

(iii)	combines, consolidates or reduces the issued and outstanding shares of Royal Gold Common Stock into a smaller number of shares of Royal Gold Common Stock
(any of those events being herein called a “Share Reorganization”), effective immediately after the record date at which the holders of Royal Gold Common Stock are determined for the purposes of the Share Reorganization or the effective date of the Share Reorganization if no record date is fixed, to a number that is the product of (1) the Share Portion in effect on the record date, or the effective date if no record date is fixed, and (2) a fraction:
(A)	the numerator of which shall be the number of Royal Gold Common Stock outstanding after giving effect to the Share Reorganization; and

(B)	the denominator of which shall be the number of Royal Gold Common Stock outstanding on the record date, or effective date if no record date is fixed, before giving effect to the Share Reorganization.
     For the purposes of determining the number of Royal Gold Common Stock outstanding at any particular time for the purpose of this Section 2(d) there shall be included that number of

Royal Gold Common Stock which would have resulted from the conversion at that time of all outstanding Convertible Securities.
     (e) If during the Intermediary Period Royal Gold fixes a record date for the issuance of rights, options or warrants to all or substantially all the holders of Royal Gold Common Stock pursuant to which those holders are entitled to subscribe for, purchase or otherwise acquire Royal Gold Common Stock or Convertible Securities within a period of not more than 45 days from such record date at a price per share, or at a conversion price per share, of less than 95% of the Current Market Price on such record date (any such issuance being herein called a “Rights Offering” and Royal Gold Common Stock that may be acquired on exercise of the Rights Offering, or upon conversion of the Convertible Securities offered by the Rights Offering, being herein called the “Offered Royal Gold Common Stock”), the Share Portion shall be adjusted effective immediately after the applicable record date to a Share Portion that is the product of (1) the Share Portion in effect on the record date and (2) a fraction:
(i)	the numerator of which shall be the sum of (A) the number of Royal Gold Common Stock outstanding on the record date plus (B) the number of Offered Royal Gold Common Stock offered pursuant to the Rights Offering or the maximum number of Offered Royal Gold Common Stock into which the Convertible Securities so offered pursuant to the Rights Offering may be converted, as the case may be; and

(ii)	the denominator of which shall be the sum of:
(A)	the number of Royal Gold Common Stock outstanding on the record date; and

(B)	the number arrived at when (I) either the product of (a) the number of Offered Royal Gold Common Stock so offered and (b) the price at which such Offered Royal Gold Common Stock are offered, or the product of (c) the conversion price of the Offered Royal Gold Common Stock so offered and (d) the maximum number of Offered Royal Gold Common Stock for or into which the Convertible Securities so offered pursuant to the Rights Offering may be converted, as the case may be, is divided by (II) the Current Market Price of Royal Gold Common Stock on the record date for the Rights Offering.
If by the terms of the rights, options, or warrants referred to in this Section 2(e), there is more than one purchase, conversion or exchange price per Offered Royal Gold Common Stock, the aggregate price of the total number of additional Offered Royal Gold Common Stock offered for subscription or purchase, or the aggregate conversion or exchange price of the Convertible Securities so offered, shall be calculated for purposes of the adjustment on the basis of the lowest purchase, conversion or exchange price per Offered Royal Gold Common Stock, as the case may be. Any Offered Royal Gold Common Stock owned by or held for the account of Royal Gold or a Subsidiary of Royal Gold shall be deemed not to be outstanding for the purpose of any such computation; if all the rights, options or warrants are not so issued or if all rights, options or warrants are not exercised prior to the expiration thereof, the Share Portion shall be readjusted to the Share Portion in effect immediately prior to the record date, and the Share Portion shall be further adjusted based upon the number of Offered Royal Gold Common Stock (or Convertible Securities that are convertible into Offered Royal Gold Common Stock) actually delivered upon the exercise of the rights, options or warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after that record date.
     (f) If during the Intermediary Period there is a reorganization of Royal Gold not otherwise provided for in Sections 2(d) and 2(e) or a consolidation, merger, arrangement, amalgamation or acquisition of Royal Gold by, with or into another body corporate including a transaction whereby all or substantially all of Royal Gold’s assets become the property of any other Person through sale, lease, exchange or otherwise (any such event being herein called a “Capital Reorganization”), Operator, shall be entitled to receive and shall accept, in lieu of the Share Portion to which it was theretofore entitled upon Closing, the aggregate amount of cash and/or the aggregate number of Royal Gold Common Stock or other securities or property of Royal Gold, or the continuing, successor or purchasing Person, as the case may be, under the Capital Reorganization that Operator would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, Operator had been the holder of the number of Royal Gold Common Stock to which immediately before the transaction it was entitled. No Capital Reorganization shall be carried into effect unless all necessary steps have been taken so that Operator shall thereafter be entitled to receive the requisite amount of cash and/or the number of Royal Gold Common Stock or other securities or property of Royal Gold or of the continuing, successor or purchasing Person, as the case may be, under the Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Section 2.
     (g) If during the Intermediary Period Royal Gold reclassifies or otherwise changes the issued and outstanding shares of Royal Gold Common Stock, the Share Portion shall be adjusted effective immediately upon the reclassification becoming effective so that if Operator thereafter shall be entitled to receive such Share Portion as it would have received had the Share Portion been issued immediately prior to the effective date, subject to adjustment thereafter in accordance with provisions the same, as nearly as may reasonably be possible, as those contained in this Sections 2(d) through (f).
     (h) The adjustments and readjustments provided for in Sections 2(d) through 2(g) are cumulative and, apply (without duplication) to successive issues, subdivisions, combinations, consolidations, distributions and any other events that require adjustment of the Share Portion.
     (i) Subject to terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Urenda, Rencoret, Orrego y Dorr, Abogados, Av. Costanera Andrés Bello 2711, Piso 16 Las Condes — Santiago, Chile, at 10:00 a.m. local time (the “Closing Time”) on the later of the date (the “Closing Date”):
(i)	to be designated by Royal Gold, which date shall be no later than the fifth business day after Royal Gold and its Chilean counsel have received, to their reasonable satisfaction:

(A)	for each of the Subject Properties, the following certificates from the relevant Mining Register: (X) mortgages and encumbrances, (Y) interdictions and prohibitions, and (Z) ownership; and

(B)	authorized copies of the registrations made evidencing the Avío Agreement and grant of prohibition contemplated therein and the mortgages and grant of prohibition under the Royalty Agreement;
(ii)	that is mutually agreed to in writing by the Parties; and

(iii)	that is ten business days after the date designated by Royal Gold pursuant to Section 2(i)(i) or mutually agreed by the Parties pursuant to Section 2(i)(ii), as the case may be; provided that the Operator has delivered written notice to Royal Gold pursuant to Section 6(a)(vii)(A), and Royal Gold has delivered written notice to Operator of its intention to postpone the Closing Date by ten business days, provided, however that each of the other conditions set forth in Section 6 and Section 7 (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) shall have been satisfied or waived as of the designated or agreed date.
3. Representations and Warranties of Operator. Operator hereby represents and warrants to Royal Gold, and acknowledges that Royal Gold is relying on such representations and warranties in entering this Agreement, that:
     (a) Organization and Qualification; Subsidiaries. Operator is a contractual mining company duly incorporated, validly existing and in good standing under the laws of Chile and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Operator is otherwise duly qualified to do business as a foreign corporation or other entity in each jurisdiction where the nature of its business or properties requires such qualification. Operator does not have any Subsidiaries.
     (b) Authorization; No Conflict. The execution, delivery and performance by Operator of this Agreement and of the other Transaction Documents to which it is a party have been duly authorized by all necessary shareholder and corporate action on the part of Operator and do not and will not (i) contravene Operator’s Charter Documents; (ii) materially violate any provision of any Governmental Requirement, order, judgment, injunction, decree, determination or award presently in effect; (iii) result in a material breach of or constitute a material default under or require the consent of any Person pursuant to any indenture or loan, credit agreement, debenture or any other agreement, lease or instrument to which Operator is a party or by which it or its properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned by Operator (other than the Liens created under the Royalty Agreement and the Avío Agreement), and (v) to the Knowledge of Operator, Operator is not in material default under any such Governmental Requirement, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.
     (c) Governmental and Other Approvals. No Approval of any Governmental Authority or other third party is required for the due execution and delivery of, and the due performance of all obligations of, Operator under this Agreement or any other Transaction Document to which it is a party, except for Approvals as have been obtained or for which application has been made, for notices or filings necessary to be made by Operator with the Central Bank of Chile in connection with the acquisition of the Share Portion by Operator, and registration of the mortgages referred to in Section 6(o) of the Royalty Agreement. Except as set out in Schedule 3(c), all Approvals which are necessary to carry out the activities contemplated by Operator with respect to the Project in the Project Studies have been obtained by Operator and are in full force and effect in accordance with their terms, free of material defaults (except those Approvals that are not necessary or obtainable prior to the Closing Date or which have been applied for but not yet received), and except as set out in Schedule 3(c), Operator has not received any notice alleging a material breach or default under any of the Approvals received to date or challenging or questioning the validity of such Approvals. With respect to Approvals applied for but not yet received or to be applied for, Operator knows of no reason why such Approvals should not be timely received as and when required.
     (d) Binding Obligations. This Agreement is, and the other Transaction Documents to which Operator is a party when delivered hereunder will be, the legal, valid and binding obligations of Operator, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors’ rights generally at the time in effect.
     (e) Litigation. Except as set forth in Schedule 3(e), there is no claim, action, lawsuit, proceeding, arbitration, mediation or investigation pending, or to the Knowledge of Operator threatened, against or involving Operator, the Project or any portion of the Ancillary Property Rights or the Subject Properties, which alleges the material violation of any Governmental Requirement, or which questions the validity of this Agreement or any of the other Transaction Documents, or any action taken or to be taken pursuant to this Agreement, or any of the Transaction Documents, or which questions or challenges the nature or extent of the rights of Operator to the Subject Properties, the Ancillary Property Rights or the Project, or which involves any Material Agreement, or which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on Operator.
     (f) No Material Adverse Change. Since December 31, 2008, neither the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operation or results of operations of Operator, have been affected by any change, effect, event or occurrence (whether or not insured against) which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect on Operator.
     (g) Data and Information. Operator has heretofore made available to Royal Gold all feasibility studies and all geological, reserve, engineering, metallurgical and financial data and evaluations of the Project, the Ancillary Property Rights and the Subject Properties prepared by or for the benefit of Operator or otherwise in the possession and control of Operator which would reasonably be expected to be material to Royal Gold (the “Project Studies”). The Project Studies have been prepared in good faith based on reasonable assumptions, and Operator is not aware to its Knowledge of any fact or state of affairs related thereto, or any defect or deficiency therein, which would cause it to be unable to complete the Project consistent with the most current capital cost estimates and construction schedule in the Project Studies. Since the date of the most recent capital cost estimates and construction schedule in the Project Studies, to the Knowledge of Operator, there has been no material change in the assumptions underlying such estimates, or the basis therefor.
     (h) Title; Liens.
(i)	Except as set out in Schedule 3(h), Operator has good and marketable title to its owned real property, easements, and concessions, and has valid rights in and to its leased property and other property interests, necessary or desirable for the construction and operation of the Project in each case free and clear of Liens (except for statutory Liens such as patentes), royalties, production payments and other rights and interests of third parties.

(ii)	Except as set out in Schedule 3(h), Operator owns all water rights necessary or desirable for the conduct of the operations at the Project.

(iii)	Except as set out in Schedule 3(h), Operator owns all surface, exploration and exploitation concessions, mineral, leasehold, access and other interests in real property, or has valid and outstanding Approvals granted by the registered owners, necessary or desirable for the construction and operation of the Project.
     (i) Capital Structure. Teck Cominco Limited, a corporation organized under the laws of British Columbia, Canada, owns indirectly through one or more of its wholly-owned Subsidiaries, 90% of the issued and outstanding shares of capital stock of Operator. Empresa Nacional de Mineria, a Chilean State-owned company organized under the laws of Chile, owns 10% of the issued and outstanding shares of capital stock of Operator. All such issued and outstanding shares of capital stock are duly and validly issued and are fully paid and non-assessable.
     (j) Material Agreements; Absence of Default; Other Agreements. The Material Agreements of Operator made available to Royal Gold include all material contracts, agreements, leases, instruments and other binding commitments of Operator which are necessary for the development and operation of the Project other than the Metal Sales Contracts and any contract, agreement, lease, instrument or other binding commitment where an alternative, replacement or substitution is readily available on comparable terms as an existing contract, agreement, lease, instrument or other binding commitment. Except as set out in Schedule 3(j), all Material Agreements of Operator are in full force and effect in accordance with their terms. Operator is not in material default under any of its Material Agreements, it has not received any notice of an asserted default thereunder from any other Person, and Operator has no Knowledge of a material breach by any counterparty thereto or the inability of any counterparty thereto to perform its obligations thereunder. Operator is not a party to any contract, agreement, lease, instrument or other binding commitment (other than its Material Agreements) or subject to any charter or other corporate restriction which could reasonably be expected, upon a default thereunder or otherwise, to result in a Material Adverse Effect on Operator or to materially impair the ability of Operator to carry out its obligations under this Agreement or any of the other Transaction Documents.
     (k) Taxes. Operator has filed all Tax returns and reports required by Law to have been filed by it and has paid all Taxes and no claim for the same exists except as permitted hereunder, except any such Taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Canadian generally accepted accounting principles have been set aside on the books of Operator.
     (l) Compliance with Laws.
(i)	Except as set out in Schedule 3(l), the Subject Properties and the Ancillary Property Rights have been, and continue to be, owned, operated, leased or utilized by Operator in material compliance with all applicable Governmental Requirements, including Environmental Laws and Approvals.

(ii)	Except as set out in Schedule 3(l), with respect to the Subject Properties, the Ancillary Property Rights and the Project, there have been no past, and there are no pending or threatened, material claims, complaints, notices or requests for information or notices of investigation received by Operator with respect to any violation or alleged violation of any Governmental Requirements, including Environmental Laws and Approvals, nor does Operator have Knowledge or reason to believe that any such notice or action will be received or is being threatened.

(iii)	Except as set out in Schedule 3(1), no judicial or investigatory proceeding by a Governmental Authority under any Governmental Requirements, including Environmental Laws and Approvals, is pending or, to the Knowledge of Operator, is threatened, against Operator, the Ancillary Property Rights or the Subject Properties. Except as set out in Schedule 3(l), there are no material consent decrees or other clean-up orders, mitigation orders, compliance orders, remediation orders, decrees, consent orders, administrative orders or other orders or requirements outstanding or arising under any Environmental Laws with respect to Operator, the Ancillary Property Rights, the Subject Properties or the Project.
     (m) Financial Statements. The consolidated historical financial statements of Operator for the period ended December 31, 2008 present fairly in all material respects the consolidated financial condition, results of operations and cash flows and the changes in financial position of Operator as of the date and for the periods indicated, comply as to form with the applicable Governmental Requirements and have been prepared in conformity with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as noted therein and unaudited financial statements do not contain all footnotes required by Canadian generally accepted accounting principles). Since December 31, 2008, Operator has not effected any change in its accounting methods, principles or practice and has carried on its business in the ordinary and usual course.
     (n) Information. Operator has received a copy of the Prospectus of Royal Gold dated July 6, 2004, that is part of the Registration Statement filed by Royal Gold with the Securities and Exchange Commission on July 7, 2004, and Operator has had the opportunity to review the Prospectus and all of the documents incorporated by reference into such Prospectus. No representations or warranties have been made to Operator by Royal Gold or any of its officers, employees or other agents other than as set forth in this Agreement.
     4. Representations and Warranties of Royal Gold. Royal Gold hereby represents and warrants to Operator, and acknowledges that Operator is relying on such representations and warranties in entering this Agreement, that:
     (a) Organization and Qualification. Royal Gold is a corporation duly incorporated, validly existing and in good standing under the General Corporation Law of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Royal Gold is duly qualified to do business as a foreign corporation or other entity in each jurisdiction where the nature of its business or properties requires such qualification.
     (b) Authorization; No Conflict. The execution, delivery and performance by Royal Gold of this Agreement and of the other Transaction Documents to which it is a party have been duly authorized by all necessary shareholder and corporate action on the part of Royal Gold and do not and will not (i) contravene Royal Gold’s Charter Documents; (ii) materially violate any provision of any Governmental Requirement, order, writ, judgment, injunction, decree, determination or award presently in effect; (iii) result in a material breach of or constitute a material default under or require the consent of any Person pursuant to any indenture or loan, credit agreement, debenture or any other agreement, lease or instrument to which Royal Gold is a party or by which it or its properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned by Royal Gold, and to the Knowledge of Royal Gold, Royal Gold is not in material default under any such Governmental Requirement, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.
     (c) Governmental and Other Approvals. Except as set forth in Schedule 4(c), no Approval of any Governmental Authority or other third party is required for the due execution and delivery of, and the due performance of all obligations of, Royal Gold under this Agreement or any other Transaction Document to which it is a party, except for Approvals as have been obtained or for which application has been made.

     (d) Binding Obligations. This Agreement is, and the other Transaction Documents to which Royal Gold is a party when delivered hereunder will be, the legal, valid and binding obligations of Royal Gold, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors’ rights generally at the time in effect.
     (e) Litigation. Except as set forth in Schedule 4(e), there is no claim, action, lawsuit, proceeding, arbitration, mediation or investigation pending or to the Knowledge of Royal Gold threatened against or involving Royal Gold which alleges the material violation of any Governmental Requirement, or which questions the validity of this Agreement or any of the other Transaction Documents, or any action taken or to be taken pursuant to this Agreement, or any of the Transaction Documents or which involves any Material Agreement, or which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on Royal Gold.
     (f) No Material Adverse Change. Since December 31, 2008, neither the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operation or results of operations of Royal Gold, have been affected by any change, effect, event or occurrence (whether or not insured against) which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect on Royal Gold.
     (g) Validity of Issuance of Royal Gold Common Stock. The shares of Royal Gold Common Stock that constitute the Share Portion to be issued and delivered pursuant to this Agreement, will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws. The authorized capital stock of Royal Gold consists of 100,000,000 shares of Royal Gold Common Stock, of which 34,218,396 shares of Royal Gold Common Stock were issued and outstanding as of March 16, 2009, all of which are duly authorized, validly issued, fully paid and non-assessable. As of March 16, 2009, there were (i) 710,440 shares of Royal Gold Common Stock subject to issuance upon the exercise of outstanding options, warrants, and other rights to issue, sell or acquire shares of Royal Gold Common Stock or upon the settlement of outstanding performance shares or stock appreciate rights and (ii) up to an additional 46,245 shares of Royal Gold Common Stock subject to issuance pursuant to a contingent stock arrangement. Except as described in the preceding sentence, pursuant to Royal Gold’s shareholder rights plan or as otherwise described in the Disclosure Documents, as of March 16, 2009, there are no other options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of Royal Gold to issue, sell or acquire any securities of Royal Gold (including any pre-emptive or similar rights granted by Royal Gold) or securities or obligations of any kind convertible into or exchangeable for any securities of Royal Gold or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the share price, book value, income or any other attribute of Royal Gold. Upon their issue, the Share Portion will not be subject to any pre-emptive right or other similar contractual right except as provided in the Transaction Documents.

     (h) Material Agreements; Absence of Default; Other Agreements. The Material Agreements of Royal Gold are in full force and effect in accordance with their terms. Royal Gold is not in material default under any of its Material Agreements, it has not received any notice of an asserted default thereunder from any other Person, and except as set forth on Schedule 4(h) Royal Gold has no Knowledge of a material breach by any counterparty thereto or the inability of any counterparty thereto to perform its obligations thereunder. Royal Gold is not a party to any contract, agreement, lease, instrument or other binding commitment (other than the Material Agreements) or subject to any charter or other corporate restriction which could reasonably be expected, upon a default thereunder or otherwise, to result in a Material Adverse Effect or to materially impair the ability of Royal Gold to carry out its obligations under this Agreement or any of the other Transaction Documents.
     (i) Taxes. Royal Gold has filed all Tax returns and reports required by Law to have been filed by it and has paid all Taxes and no claim for the same exists except as permitted hereunder, except any such Taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP have been set aside on the books of Royal Gold.
     (j) Compliance with Laws.
(i)	The properties, assets and business of Royal Gold and its Subsidiaries have been, and continue to be, owned, operated, leased or utilized by Royal Gold in material compliance with all applicable Governmental Requirements, including Environmental Laws and Approvals.

(ii)	There have been no past, and there are no pending or threatened, material claims, complaints, notices or requests for information or notices of investigation received by Royal Gold and its Subsidiaries with respect to any violation or alleged violation of any Governmental Requirements, including Environmental Laws and Approvals.

(iii)	No judicial or investigatory proceeding by a Governmental Authority under any Governmental Requirements, including Environmental Laws and Approvals, is pending or, to the Knowledge of Royal Gold, is threatened, against Royal Gold or its properties, assets or business. Except as set forth on Schedule 4(j)(iii), there are no material consent decrees or other clean-up orders, mitigation orders, compliance orders, remediation orders, decrees, consent orders, administrative orders or other orders or requirements outstanding or arising under any Environmental Laws with respect to Royal Gold, its properties, assets and business.
     (k) Financial Statements. The consolidated historical financial statements of Royal Gold and its Subsidiaries included or incorporated by reference in the Disclosure Documents present fairly in all material respects the consolidated financial condition, results of operations and cash flows and the changes in financial position of Royal Gold and its Subsidiaries as of the date and for the periods indicated, comply as to form with the applicable Governmental Requirements and have been prepared in conformity with U.S. GAAP applied on a basis consistent with prior periods (except as noted therein and the interim and unaudited financial statements are subject to normal year-end audit adjustments and do not contain all footnotes required by U.S. GAAP). Since June 30, 2008, Royal Gold and its Subsidiaries have not effected any change in accounting methods, principles or practices not fully disclosed in the Disclosure Documents and have carried on their respective businesses in the ordinary and usual course.
     (l) Disclosure Documents. The Disclosure Documents do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Documents comply in all material respects with the Governmental Requirements.
     (m) Credit Facilities. As of the date of this Agreement, Royal Gold is entitled to drawdown and knows of no reason in the future why it would not be entitled to drawdown all advances under Royal Gold’s committed credit facilities existing as of the date of this Agreement that Royal Gold may need to drawdown upon in order to pay the Initial Cash Portion and consummate the Transactions contemplated by this Agreement.
     (n) Listing. The Royal Gold Common Stock is listed for trading on the NASDAQ Global Select Market and the Toronto Stock Exchange.
5. Covenants of the Parties.
     (a) Access to Information. Prior to the Closing Date, to the extent permitted by this Section 5(a) and any applicable Governmental Requirements, Royal Gold shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants) (collectively, the “Representatives”) to make and continue such investigation of the properties, businesses and operations of Operator (including the Project, the Ancillary Property Rights and the Subject Properties) and such examination of the books and records of Operator as Royal Gold reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Governmental Requirement. Operator shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Operator to cooperate with Royal Gold and its Representatives in connection with such investigation and examination, and Royal Gold and its Representatives shall cooperate with Operator and their representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. No investigation pursuant to this Section 5(a) shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.
     (b) Exclusivity. Prior to the Closing Date, Operator shall not, other than pursuant to Metal Sales Contracts in respect of concentrates including Subject Minerals, (i) sell, assign, lease, license, transfer or otherwise dispose of, or agree to sell, assign, lease, license, transfer or otherwise dispose of, any interest in the production of Subject Minerals from the Project or the Subject Properties (including entering into an Avío) or any other direct or indirect transfer of an interest in the Project, the Ancillary Property Rights, the Subject Properties or Operator’s other assets that would be inconsistent with, or would reasonably be expected to impede or delay the consummation of the Transactions, (ii) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any sale, assignment, lease, license, transfer or other disposition of any interest in the production of Subject Minerals from the Project or the Subject Properties (including entering into an Avío) or any other direct or indirect transfer of an interest in the Project, Subject Properties or Operator’s other assets that would be inconsistent with, or would reasonably be expected to impede or delay the consummation of the Transactions, or (iii) enter into discussions or negotiate with any Person in furtherance of such inquiries or otherwise with respect to any sale, assignment, lease, license, transfer or other disposition of any interest in the production of Subject Minerals from the Project or the Subject Properties (including entering into an Avío) or any other direct or indirect acquisition of an interest in the Project, the Ancillary Property Rights, the Subject Properties or Operator’s assets that would be inconsistent with, or would reasonably be expected to impede or delay the consummation of the Transactions. For the avoidance of doubt, the Parties expressly acknowledge that notwithstanding the provisions of this Section 5(b), Operator will be entitled to negotiate and enter into the Metal Sales Contracts and to provide information of Operator and the Project required in connection therewith.
     (c) Appropriate Action; Consents; Filings.
(i)	Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things required under applicable Governmental Requirements or otherwise to consummate and make effective the Transactions contemplated by this Agreement as promptly as practicable, including (A) executing and delivering any additional instruments necessary, proper or advisable to consummate the Transactions contemplated by, and to carry out fully the purposes of, this Agreement, (B) obtaining from any Governmental Authorities any Approvals required to be obtained or made by Royal Gold or Operator in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions contemplated by this Agreement and (C) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement under any applicable Governmental Requirement; provided, however that Royal Gold or Operator shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Royal Gold or Operator shall furnish to each other all information reasonably required for any application or other filing to be made pursuant to any applicable Governmental Requirement in connection with the Transactions contemplated by this Agreement.

(ii)	Except as the Parties may otherwise agree, Operator and Royal Gold shall give any notices required to be given by any of them, as applicable, to any third parties, and use their commercially reasonable efforts to obtain at the earliest practicable date all third party Approvals, consents, or waivers required to obtained by them, as applicable, in order to consummate the Transactions contemplated in this Agreement.
(iii)	Operator and Royal Gold shall use their commercially reasonable efforts to (x) translate the Avío Agreement, in the form attached hereto as Exhibit A, and the Royalty Agreement, in the form attached hereto as Exhibit C, from the English language to the Spanish language and to adapt them to comply with any legal requirements under Chilean law applicable to public deeds, and (y) agree on the final versions of such translations no later than 30 days following the date of this Agreement.

(iv)	Operator shall use its commercially reasonable efforts to enter into one or more Metal Sales Contracts satisfying the requirements set forth in Section 6(b)(viii) prior to September 30, 2009.

(v)	Operator shall cause the exploitation mining concessions described in Part I of Exhibit B that are currently owned by Compañia Minera Aur Resources Chile Limitada to be transferred to Operator and such transfers shall be properly registered in the Mining Registry prior to May 15, 2009.

(vi)	The provisions of this Section 5(c)(vi) shall apply only to the exploitation mining concessions (pertenencias) within the Shaded Area which are south of the Dividing Line. In those cases where an individual exploitation mining concession or a group of exploitation mining concessions is partially within the Circular Boundary and partially outside the Circular Boundary, Operator shall determine, following consultation with Royal Gold, which of the individual exploitation mining concessions or exploitation mining concessions comprising the corresponding group of exploitation mining concessions are wholly or partially within the Circular Boundary, and the entire area of such exploitation mining concessions will be subject to the Avío Agreement and the prohibitions contemplated therein and the mortgages and prohibitions of the Royalty Agreement. For greater certainty, those exploitation mining concessions which are determined by Operator, following consultation with Royal Gold, to be wholly outside the Circular Boundary will not be subject to the Avío Agreement and the prohibitions contemplated therein and the prohibitions granted therein and the mortgages and prohibitions of the Royalty Agreement. Based on this determination, Operator, following consultation with Royal Gold, shall prior to May 15, 2009 reduce that part of the Shaded Area which is south of the Dividing Line to show shading of only those exploitation mining concessions that are determined to be wholly or partially within the Circular Boundary (the “South Area”).

(vii)	The provisions of this Section 5(c)(vii) shall apply only to the exploitation mining concessions (pertenencias) north of the Dividing Line. In those cases where an individual exploitation mining concession or a group of exploitation mining concessions is partially within the Shaded Area Boundary and partially outside the Shaded Area Boundary, Operator shall determine, following consultation with Royal Gold, which of the individual exploitation mining concessions or exploitation mining concessions comprising the corresponding group of exploitation mining concessions are wholly or partially within the Shaded Area Boundary, and the entire area of such exploitation mining concessions will be subject to the Avío Agreement and the prohibitions contemplated therein and the mortgages and prohibitions of the Royalty Agreement. For greater certainty, those exploitation mining concessions which are determined by Operator, following consultation with Royal Gold, to be wholly outside the Shaded Area Boundary will not be subject to the Avío Agreement and the prohibitions contemplated therein and the mortgages and prohibitions of the Royalty Agreement. Based on this determination, Operator, following consultation with Royal Gold, shall prior to May 15, 2009, increase that part of the Shaded Area which is north of the Dividing Line to show shading of the portion lying outside the Shaded Area Boundary of those individual exploitation mining concessions that are determined to be wholly or partially located in the Shaded Area Boundary (and such area north of the Dividing Line, as so increased, is referred to herein as the “North Area”. The North Area together with the South Area is collectively referred to herein as the “Adjusted Shaded Area”).
(viii)	Operator shall, prior to May 15, 2009, following consultation with Royal Gold, determine a list of the Universal Transverse Mercator coordinates describing the perimeter of the Adjusted Shaded Area.

(ix)	Notwithstanding any other provision of this Agreement and even if a Dayton Concession falls within or partially within the Shaded Area or Adjusted Shaded Area, as the case may be, the Dayton Concessions that are transferred to Dayton pursuant to the Dayton Agreement, will not be subject to the Avío Agreement and the prohibitions contemplated therein, will not be subject to the mortgages and prohibitions of the Royalty Agreement and will not be Mining Properties or Subject Properties provided that such Dayton Concession is transferred to Dayton under the Dayton Agreement; provided, however, that if a Dayton Concession falls wholly or partially within the Shaded Area or Adjusted Shaded Area and is re-acquired by Operator or any Affiliate of Operator, such Dayton Concession will be subject to the Avío Agreement and the prohibitions contemplated therein, will be subject to the mortgages and prohibitions of the Royalty Agreement and will be part of the Mining Properties and Subject Properties. Operator shall, following consultation with Royal Gold, determine if any individual exploitation mining concession or group of exploitation mining concessions that is wholly or partially within the Shaded Area or the Adjusted Shaded Area, overlaps with any of the Dayton Concessions and is required to be transferred to Dayton in order to permit the transfer of the Dayton Concessions to Dayton free of any overlap in accordance with the Dayton Agreement (each an “Overlapping Dayton Concession”). To the extent that an Overlapping Dayton Concession is transferred to Dayton and not thereafter re-acquired, such Overlapping Dayton Concession will not be subject to the Avío Agreement and the prohibitions contemplated therein, will not be subject to the mortgages and prohibitions of the Royalty Agreement and will not be Mining Properties or Subject Properties. For greater certainty any interest in an Overlapping Dayton Concession wholly or partially within the Shaded Area or the Adjusted Shaded Area that is retained by Operator following a transfer of an interest in Overlapping Dayton Concessions to Dayton in accordance with this Agreement, will be subject to the Avío Agreement and the prohibitions contemplated therein, will be subject to the mortgages and prohibitions of the Royalty Agreement and will be part of the Mining Properties and Subject Properties.
(x)	The Parties shall, in accordance with such determinations in Sections 5(c)(vi) through 5(c)(ix) prior to the Pre-Closing Date:
(A)	amend Exhibit B of this Agreement to: (I) amend the list of Mining Properties described in Part I to include just those exploitation mining concessions located within the perimeter of the Adjusted Shaded Area and if any Dayton Concession or Overlapping Dayton Concession is transferred to Dayton to delete any such Dayton Concessions and Overlapping Dayton Concessions; (II) amend Part II to show the Adjusted Shaded Area and delete reference to the Shaded Area; and (III) replace the list of Universal Transverse Mercator coordinates in Part III to list only those Universal Transverse Mercator coordinates of the perimeter of the Adjusted Shaded Area and the Circular Boundary; and

(B)	revise the forms of Avío Agreement and Royalty Agreement to: (I) revise the list of Mining Properties described in Section 1(d) of each agreement to include just those exploitation mining concessions located within the perimeter of the Adjusted Shaded Area and if any Dayton Concession or Overlapping Dayton Concession is transferred to Dayton to delete any such Dayton Concessions and Overlapping Dayton Concessions; (II) revise Part I of Schedule B of each agreement to show the Adjusted Shaded Area and delete reference to the Shaded Area; and (III) replace the list of Universal Transverse Mercator coordinates in Part II of Schedule B of each agreement to list only those Universal Transverse Mercator coordinates of the perimeter of the Adjusted Shaded Area.
(xi)	Notwithstanding any other provision of this Agreement and even if a Dayton Concession falls within or partially within the Shaded Area or Adjusted Shaded Area, as the case may be, if for any reason after Closing,

Operator determines, following consultation with Royal Gold, that any Overlapping Dayton Concession must be transferred to Dayton in order to permit the transfer to Dayton of the Dayton Concessions free of any overlap in accordance with the Dayton Agreement, Royal Gold shall consent to the transfer, and the release and cancellation of any registrations and prohibitions in respect of such Overlapping Dayton Concession under the Avío Agreement and any mortgages and prohibitions in respect of such Overlapping Dayton Concession under the Royalty Agreement, and such Overlapping Dayton Concession, upon the transfer to Dayton, will not be subject to the Avío Agreement and the prohibitions contemplated therein and will not be subject to the mortgages and prohibitions of the Royalty Agreement and will not be Mining Properties or Subject Properties for the purposes herein or the Avío Agreement and the Royalty Agreement.
(xii)	If any Dayton Concession or Overlapping Dayton Concession is transferred to Dayton, the Parties will execute all such further agreements, deeds, instruments, or documents and do all such further actions as may be necessary to:
(A)	consent to and permit the transfer to Dayton of any such Dayton Concession or Overlapping Dayton Concession, free and clear of any Liens, in accordance with the Dayton Agreement;

(B)	release and cancel any registrations and prohibitions in respect of any such Dayton Concession or Overlapping Dayton Concession under the Avío Agreement and to release and cancel any mortgages and prohibitions in respect of any such Dayton Concession or Overlapping Dayton Concession under the Royalty Agreement;

(C)	revise, to the extent necessary, the form of the Avío Agreement and the form of the Royalty Agreement prior to the Pre-Closing Date to give effect to these matters; and

(D)	amend, to the extent necessary the Avío Agreement and the Royalty Agreement on or after the Pre-Closing Date to give effect to these matters.
(xiii)	Notwithstanding any other provision of this Agreement, if for any reason after Closing, Operator or any Affiliate of Operator re-acquires any Dayton Concession or Overlapping Dayton Concession within or partially within the Adjusted Shaded Area then such Dayton Concession or Overlapping Dayton Concession within or partially within the Adjusted Shaded Area will be subject to the Avío Agreement and the prohibitions contemplated therein; will be subject to the mortgages and prohibitions of the Royalty Agreement; and will be Mining Properties or Subject

Properties for the purposes herein, the Avío Agreement and the Royalty Agreement. The Parties will execute all such further agreements, deeds, instruments, or documents and do all such further actions as may be necessary to make any registrations and prohibitions in respect of any such Dayton Concession or Overlapping Dayton Concession under the Avío Agreement and grant any mortgages and prohibitions in respect of any such Dayton Concession or Overlapping Dayton Concession under the Royalty Agreement.
     (d) Notice of Developments. Each of the Parties shall promptly notify the other Party of any development or other information occurring after the date of this Agreement and prior to the Closing Date which renders any representation, warranty or statement contained in this Agreement or the Schedules hereto made by such Party inaccurate or incomplete at any time prior to the Closing, including any such development or information which first becomes known to such Party after the date hereof. Any written notice delivered pursuant to this Section 5(d) shall not amend the Schedules in any way, nor shall it (or the information contained therein) modify, affect, limit or otherwise qualify, in any way, the representations and warranties contained in this Agreement, or be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or information. The delivery of any written notice pursuant to this Section 5(d) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
     (e) Registration Statement. Royal Gold shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action to cause the shares of Royal Gold Common Stock that constitute the Share Portion to be issued pursuant to a registration statement, which has become effective under the Securities Act (the “Registration Statement”).
     (f) Listing. Royal Gold shall promptly prepare and file with the NASDAQ Global Select Market and the Toronto Stock Exchange any required notification for listing the shares of Royal Gold Common Stock that constitute the Share Portion to be issued and delivered to Operator pursuant to this Agreement, and Royal Gold shall use its commercially reasonable efforts to obtain, prior to the Closing Date, any approval for the listing of such shares of Royal Gold Common Stock, subject to notice to the NASDAQ Global Select Market and the Toronto Stock Exchange of issuance and customary post-issuance filings, and Operator shall reasonably cooperate with respect to such filings.
     (g) Drawdown on Credit Facilities. Royal Gold shall use its commercially reasonable efforts to ensure that it will be entitled to draw down at Closing all advances under Royal Gold’s committed credit facilities existing as of the date of this Agreement that Royal Gold needs to drawdown upon in order to pay the Initial Cash Portion and consummate the Transactions contemplated by this Agreement.
     (h) Publicity. Prior to the Closing Date, no Party nor any Affiliates thereof shall issue any press release or public announcement concerning this Agreement or the Transactions contemplated in this Agreement without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Royal Gold or Operator, as applicable, disclosure is otherwise required by Governmental

Requirement or by the applicable rules of any securities exchange or marketplace on which Royal Gold or Teck Cominco Limited lists its securities, provided, however that to the extent required by any Governmental Requirement or by the applicable rules of any securities exchange or marketplace, the Party intending to make such release, or whose Affiliates intends to make such release, shall use its commercially reasonable efforts consistent with such Governmental Requirement or applicable rules to consult with the other Parties with respect to the timing and content thereof. Each Party agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by any Governmental Requirement or by the applicable rules of any securities exchange or marketplace and then only to the extent required by such Governmental Requirement or applicable rules.
     (i) Maintenance of Insurance. Prior to the Closing Date, Operator will maintain, with financially sound and reputable insurance companies, property, liability, business interruption, construction and other insurance covering Operator and its operations, the Project, the Ancillary Property Rights and the Subject Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mining operations of similar size and scope in Chile.
     (j) Preservation of Existence, Etc. Prior to the Closing Date, Operator shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation or formation; and, Operator will maintain the qualifications required in view of its business and operations or the ownership of its properties. Operator shall not (i) liquidate or dissolve or (ii) enter into any consolidation, amalgamation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by Operator of all or substantially all of its assets, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes substantially all of such assets, or sell, lease or dispose of all or substantially all of the Subject Properties or the Ancillary Property Rights, or enter into any agreement with respect to the foregoing or agree to do or undertake any of the foregoing, unless in the case of any of the events set forth in clause (ii), (x) the transferee or surviving Person has the financial wherewithal and either has the technical wherewithal or has engaged a Person with the technical wherewithal, to assume all of Operator’s obligations under this Agreement, (y) Operator shall provide Royal Gold with at least 60 days’ prior written notice to the occurrence of such event and (z) Operator shall deliver to Royal Gold a written undertaking, in form and substance satisfactory to Royal Gold, acting reasonably, by the Person receiving the Subject Properties and enforceable by Royal Gold, that it will be bound by the terms and conditions of this Agreement.
     (k) Maintenance of the Project. Prior to the Closing Date, Operator shall not, directly or indirectly, abandon, delay, forego or stop the exploration, development, construction or operation of the Project, or abandon, relinquish, terminate or allow the termination of any claim, lease, title or interest within or forming part of the Subject Properties or the Ancillary Property Rights, or abandon, relinquish, terminate or allow the termination of any Approval necessary for the development, construction or operation of the Project, except for cessation of operations under care and maintenance or as a result of a Force Majeure.

     (l) Material Agreements. Prior to the Closing Date, Operator shall comply with the terms and conditions of each of the Material Agreements except where any non-compliance could not reasonably be expected to either cause a default under such Material Agreement or have a Material Adverse Effect on Operator.
     (m) Compliance with Law. Prior to the Closing Date, Operator shall materially comply with all applicable Governmental Requirements relating to Operator’s operations on or with respect to the Subject Properties or the Ancillary Property Rights, including but not limited to Environmental Laws; provided, however, Operator shall have the right to contest any of the same if such contest does not jeopardize title to or its operations on the Subject Properties or the Ancillary Property Rights or Royal Gold’s rights under this Agreement. Operator shall timely and fully perform in all material respects all environmental protection and reclamation activities required pursuant to applicable Governmental Requirements, including but not limited to Environmental Laws, on or with respect to the Subject Properties or the Ancillary Property Rights.
     (n) Title Maintenance and Taxes. Prior to the Closing Date, Operator shall maintain, preserve, protect and defend, at its own expense, its ownership of, title, rights or interests to the Subject Properties and the Ancillary Property Rights, including, paying when due all patentes, annual fees, Taxes, Liens and assessments, and doing all other things and making all other payments necessary or appropriate to maintain the ownership, right, title or interest of Operator in the Subject Properties and the Ancillary Property Rights and the rights of Royal Gold under this Agreement.
     (o) Operations. Prior to the Closing Date, Operator shall engage solely in the business of developing and operating the Subject Properties, the Ancillary Property Rights and the Project and other prospective mineral properties, and in activities incidental thereto, in accordance with good mining industry practices. Operator shall conduct all operations on or that affect the Subject Properties or the Ancillary Property Rights in a good, workmanlike, safe and efficient manner. Operator shall use all commercially reasonable efforts to diligently (i) pursue completion of construction and completion of the Project and to cause such construction and completion to occur in accordance with the Project schedules in the Project Studies and consistent with prudent Project development practices; (ii) construct and complete the mill, plant, physical facilities and infrastructure for the Project in accordance in accordance with the Project schedules in the Project Studies and consistent with prudent Project development practices; and (iii) develop, operate and manage the Project in all material respects in accordance with the Governmental Requirements, the Approvals, and in accordance with the Project schedules in the Project Studies and consistent with prudent Project development practices. Operator shall diligently pursue all Approvals necessary for the development, construction and operation of the Project that have not been obtained prior to the date of this Agreement. Operator shall maintain in full force and effect, and diligently comply, in all material respect with the terms and conditions of all Approvals necessary for the development, construction and operation of the Project which have been obtained prior to or after the date of this Agreement, and Operator shall diligently enforce, maintain and protect the rights and interests granted to it in connection with such Approvals. Operator will use its reasonable commercial efforts to resolve any actual or threatened withdrawal by any Governmental Authority or actual or threatened challenge by any

Person of any material Approval under Environmental Laws which is necessary for the construction or operation of the Project.
     (p) Pre-Closing.
(i)	The Parties will hold a pre-closing with respect to the Transactions (the “Pre-Closing”) at the offices of Urenda, Rencoret, Orrego y Dorr, Abogados, Av. Costanera Andrés Bello 2711, Piso 16 Las Condes — Santiago, Chile, in the presence of a Notary Public designated by Royal Gold with prior written notice to Operator:
(x)	promptly following the satisfaction or waiver of the conditions precedent set forth in Sections 6(a)(iv) and 6(b)(iv) (Governmental and Other Approvals), Sections 6(a)(v) and 6(b)(v) (Registration Statement), Section 6(a)(vi) (Listing), Section 6(b)(vi) (Title Due Diligence) and Section 6(b)(viii) (Committed Metal Sales Contract), and

(y)	subject to the satisfaction of each of the other conditions precedent set forth in Section 6 (Conditions to Closing) (other than such conditions precedent which by their nature may only be satisfied at Closing including the Closing deliverables set forth in Section 7 (Closing Arrangements)), in case of both clauses (x) and (y) applying each such condition precedent, mutatis mutandis, as if the Pre-Closing Date (as defined below) were the Closing Date, but in no event later than September 30, 2009 (the “Pre-Closing Date”). For purposes of greater certainty, (A) neither of the Parties shall be obligated to proceed with the Pre-Closing if any of the conditions of the preceding sentence in favor of such Party is not satisfied prior to the Pre-Closing Date, (B) either Party may waive any condition in favor of such Party and (C) the failure to proceed with the Pre-Closing shall not otherwise relieve either of the Parties of any of its duties or obligations under this Agreement.
(ii)	At the Pre-Closing, Operator and Royal Gold shall each cause to be executed by its duly authorized representative the Royalty Agreement, the Avío Agreement and the Irrevocable Mandate, each by means of a public deed granted before the designated Notary Public. Promptly following receipt of legalized copies of the Royalty Agreement and the Avío Agreement from the Notary Public, Operator and Royal Gold shall each use their commercially reasonable efforts to request the registrations applicable at the relevant Mining Register of the Avío Agreement and grant of prohibition contemplated therein and the mortgages and grant of prohibition under the Royalty Agreement. Following such registrations, (x) Operator and Royal Gold shall request that the relevant Mining Register issue for each of the Subject Properties the following certificates:

(A) mortgages and encumbrances; (B) interdictions and prohibitions and (C) ownership, and (y) Operator will deliver to Royal Gold a legalized copy of the registrations made evidencing the Avío Agreement and grant of prohibition contemplated therein and the mortgages and grant of prohibition under the Royalty Agreement.
     (q) Termination of Royalty Agreement and Avío Agreement. If the Closing has not occurred on or before the Outside Date, the Parties acknowledge and hereby agree that notwithstanding any provision of this Agreement, neither Party shall take any action, step, or proceeding that shall in any way impede, prevent, challenge, object to or otherwise delay:
(i)	the immediate termination of the Royalty Agreement or the Avío Agreement;

(ii)	the performance of the Agent pursuant to the Irrevocable Mandate;

(iii)	the execution and delivery by the Agent of the Deed of Cancellation;

(iv)	the cancellation pursuant to the Deed of Cancellation, the authority of the Agent under the Irrevocable Mandate or otherwise of:
(A)	any registrations or prohibitions made or granted under the Avío Agreement; and

(B)	any mortgages and prohibitions made or granted under the Royalty Agreement.
     For purposes of greater certainty, the termination of the Royalty Agreement or the Avío Agreement as contemplated under this Section 5(q) shall not result in a termination of this Agreement under Section 8, unless this Agreement is terminated in accordance with the terms of Section 8.
6. Conditions of Closing.
     (a) Conditions of Closing in Favor of Operator. The obligation of Operator to complete the Transactions contemplated by this Agreement is subject to each of the following conditions for the exclusive benefit of Operator being fulfilled or performed on or prior to the Closing Date:
(i)	Representations and Warranties. The representations and warranties of Royal Gold contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (except for any representation and warranty made as of specific date, which shall have been true and correct as of such date), provided, however that for purposes of determining the accuracy of the representations and warranties of Royal Gold contained in this Agreement which have “Material Adverse Effect” qualifications and other “material”

and “materiality” qualifications limiting the scope of the representations and warranties of Royal Gold contained in this Agreement or the scope of the defined terms used in the representations and warranties of Royal Gold contained in this Agreement,
(A)	all “Material Adverse Effect” qualifications and other “material” and “materiality” qualifications limiting the scope of the representations and warranties of Royal Gold contained in this Agreement shall be disregarded;

(B)	all “Material Adverse Effect” qualifications and other “material” and “materiality” qualifications limiting the scope of the defined terms used in the representations and warranties of Royal Gold contained in this Agreement shall be disregarded; and

(C)	any inaccuracies in such representations and warranties of Royal Gold will be disregarded if such inaccuracies considered collectively do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on Royal Gold;
(ii)	Covenants. All of the terms, covenants, obligations and conditions of this Agreement to be performed, observed or complied with by Royal Gold on or before the Closing Date shall have been duly performed, observed or complied with by Royal Gold;

(iii)	No Orders or Proceedings. No injunction or restraining order or other decision, ruling or order of any Governmental Authority of competent jurisdiction being in effect which prohibits, restrains, materially limits or imposes material adverse conditions on, the Transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened and not resolved before any such Governmental Authority to restrain, prohibit, materially limit or impose material adverse conditions on such contemplated Transactions;

(iv)	Governmental and Other Approvals. Any Approvals by any Governmental Authorities, shareholders of Royal Gold or any other third parties required to consummate the Transactions contemplated by this Agreement under any applicable Governmental Requirements or otherwise shall have been obtained and shall remain in full force and effect as of the Closing Date;

(v)	Registration Statement. The appropriate Registration Statement relating to the shares of Royal Gold Common Stock that constitute the Share Portion to be issued pursuant to this Agreement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

(vi)	Listing. NASDAQ Global Select Market and the Toronto Stock Exchange shall have conditionally agreed to list the shares of Royal Gold Common Stock that will constitute the Share Portion to be issued pursuant to this Agreement, subject to receipt of ordinary course post-closing filings; and

(vii)	Approvals Under Environmental Laws. As of any Closing Date (but not upon a postponed Closing Date, if Royal Gold has elected to postpone the Closing Date by ten business days in accordance with Section 2(i)(iii), no material Approval under any Environmental Laws, which is necessary for the construction or operation of the Project, will be either: (x) withdrawn or threatened to be withdrawn by any Governmental Authority; or (y) challenged or threatened to be challenged by any Person on non-frivolous grounds; provided that (A) Operator has provided written notice to Royal Gold prior to such proposed Closing Date describing in reasonable detail the factual circumstances giving rise to the condition set out in this Section 6(a)(vii) not having been met and (B) Royal Gold has not on or prior to the Closing Time irrevocably waived its right to indemnity pursuant to Section 9(f)(i)(E) by written notice to Operator. For purposes of greater certainty, if Royal Gold has waived its right to indemnity pursuant to Section 9(f)(i)(E), the Closing condition set forth in this Section 6(a)(vii) shall be deemed to be waived by Operator subject to the Closing occurring.
     (b) Conditions of Closing in Favor of Royal Gold. The obligations of Royal Gold to complete the Transactions contemplated by this Agreement are subject to each of the following conditions for the exclusive benefit of Royal Gold, being fulfilled or performed on or prior to the Closing Date:
(i)	Representations and Warranties. The representations and warranties of Operator contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (except for any representation and warranty made as of specific date, which shall have been true and correct as of such date), provided, however that for purposes of determining the accuracy of the representations and warranties of Operator contained in this Agreement which have “Material Adverse Effect” qualifications and other “material” and “materiality” qualifications limiting the scope of the representations and warranties of Operator contained in this Agreement or the scope of the defined terms used in the representations and warranties of Operator contained in this Agreement,
(A)	all “Material Adverse Effect” qualifications and other “material” and “materiality” qualifications limiting the scope of the representations and warranties of Operator contained in this Agreement shall be disregarded;

(B)	all “Material Adverse Effect” qualifications and other “material” and “materiality” qualifications limiting the scope of the defined terms used in the representations and warranties of Operator contained in this Agreement shall be disregarded; and

(C)	any inaccuracies in such representations and warranties of Operator will be disregarded if such inaccuracies considered collectively do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect on Operator;
(ii)	Covenants. All of the terms, covenants, obligations and conditions of this Agreement to be performed, observed or complied with by Operator on or before the Closing Date shall have been duly performed, observed or complied with by Operator;

(iii)	No Orders or Proceedings. No injunction or restraining order or other decision, ruling or order of any Governmental Authority of competent jurisdiction being in effect which prohibits, restrains, materially limits or imposes material adverse conditions on, the Transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened and not resolved before any such Governmental Authority to restrain, prohibit, materially limit or impose material adverse conditions on such contemplated Transactions;

(iv)	Governmental and Other Approvals. Any Approvals by any Governmental Authorities, shareholders of Operator or any other third parties required to consummate the Transactions contemplated by this Agreement under any applicable Governmental Requirements or otherwise shall have been obtained and shall remain in full force and effect as of the Closing Date;

(v)	Registration Statement. The appropriate Registration Statement relating to the shares of Royal Gold Common Stock that constitute the Share Portion to be issued pursuant to this Agreement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

(vi)	Title Due Diligence. Royal Gold shall have completed its due diligence investigation of the patentes related to or affecting the Project or the Subject Properties to Royal Gold’s satisfaction in its sole judgment, provided that no information or knowledge obtained in such investigation shall affect or modify any representation or warranty of Operator contained in this Agreement regardless of whether such information is disclosed on any Exhibit or Schedule to this Agreement;

(vii)	Financial Commitments. Royal Gold shall be entitled to draw down all advances under Royal Gold’s committed credit facilities existing as of the date of this Agreement that Royal Gold needs in order to pay the Initial Cash Portion and consummate the Transactions contemplated by this Agreement;

(viii)	Committed Metals Sales Contracts. Operator shall have entered into committed Metal Sales Contracts on terms consistent with industry practice for the sale of a minimum of 255,000 tonnes of copper concentrate per annum for a period of not less than three years, and such Metals Sales Contracts shall not have been terminated; and

(ix)	Approvals Under Environmental Laws. As of the Closing Date, no material Approval under any Environmental Laws, which is necessary for the construction or operation of the Project, will be either: (x) withdrawn or threatened to be withdrawn by any Governmental Authority; or (y) challenged or threatened to be challenged by any Person.
7. Closing Arrangements.
     (a) Operator’s Closing Deliveries. At the Closing, Operator shall deliver, or cause to be delivered, the following to Royal Gold:
(i)	a certificate of Operator dated as of the Closing Date, executed by an authorized senior officer of Operator, certifying that the conditions set forth in Section 6(b)(i) (Representations and Warranties) and Section 6(b)(ii) (Covenants) have been duly satisfied;

(ii)	evidence by the relevant notary public that the Royalty Agreement has been executed by Operator and recorded into the Notary’s registry (repertorio) and authorized copies of the due registration and certificates evidencing the due registration of the mortgages and grant of prohibition under the Royalty Agreement from the Mining Registry evidencing that no Liens have been made with respect to the Subject Properties, other than those in favor of Royal Gold or as set forth in Schedule 3(h);

(iii)	evidence by the relevant notary public that the Avío Agreement has been executed by Operator and recorded into the Notary’s registry (repertorio) and authorized copies of the due registration and certificates evidencing the due registration of the Avío Agreement and grant of prohibition contemplated therein from the Mining Registry evidencing that no Liens have been made with respect to the Subject Properties, other than those in favor of Royal Gold or as set forth in Schedule 3(h);

(iv)	a duly executed registration rights agreement, in the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

(v)	a legal opinion of Carey y Cia., counsel to Operator, dated as of the Closing Date, in the form attached hereto as Exhibit F;

(vi)	certified copies of resolutions of the directors and shareholders of Operator approving the Transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Operator pursuant to this Agreement and the performance by Operator of its rights and obligations thereunder;

(vii)	copies of the Metal Sales Contracts satisfying the requirements set forth in Section 6(b)(viii);

(viii)	copies of evidence that the mining concessions described in Section 5(c)(v) have been properly registered to Operator; and

(ix)	such other transfers, assignments and other documentation in form and substance agreed to by the Parties, acting reasonably, required to carry out the Transactions contemplated by this Agreement.
     (b) Royal Gold’s Closing Deliveries. At the Closing, Royal Gold shall deliver, or cause to delivered, the following to Operator:
(i)	a certificate of Royal Gold, dated as of the Closing Date, executed by an authorized senior officer of Royal Gold, certifying that certifying the conditions set forth in Section 6(a)(i) (Representations and Warranties) and Section 6(a)(ii) (Covenants) have been duly satisfied;

(ii)	evidence by the relevant notary public that the Royalty Agreement has been executed by Royal Gold and recorded into the Notary’s registry (repertorio);

(iii)	evidence by the relevant notary public that the Avío Agreement has been executed by Royal Gold and recorded into the Notary’s registry (repertorio);

(iv)	a duly executed Registration Rights Agreement;

(v)	legal opinions of Hogan & Hartson L.L.P. and Urenda, Rencoret, Orrego y Dorr, Abogados, counsel to Royal Gold dated as of the Closing Date, in the forms attached as Exhibits G-1 and G-2;

(vi)	payment of the Cash Portion, in cash or other immediately available funds, by wire transfer, in accordance with the written instructions of Operator;

(vii)	irrevocable instructions to Royal Gold’s transfer agent to issue a certificate registered in the name of Operator representing the number of shares of

Royal Gold Common Stock equal to the Share Portion and bearing the restrictive legends set forth in the Stockholder Agreement on the reverse side of such certificate and to ship such certificate via overnight delivery to such address designated by Operator in writing; and
(viii)	certified copies of resolutions of the directors of Royal Gold approving the Transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Royal Gold pursuant to this Agreement and the performance by Royal Gold of its rights and obligations thereunder.
     (c) Concurrent Delivery. It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any Party to the other Party pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.
8. Termination. This Agreement may be terminated at any time (except where otherwise indicated) prior to the Closing, whether before or after approval of this Agreement (unless otherwise set forth below), as follows:
     (a) by mutual written consent of Royal Gold and Operator;
     (b) by Royal Gold,
(i)	if there has been a breach or failure to perform any covenant or agreement on the part of Operator that causes any of the conditions provided in Section 6(b) not to be met and such breach or failure has not been cured (if curable) within 15 days following receipt by Operator of written notice of such breach describing the extent and nature thereof in reasonable detail; or

(ii)	if there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 6(b) incapable of being satisfied by the later of October 30, 2009 or the postponed Closing Date if Royal Gold has elected on or after October 16, 2009 to postpone the Closing Date by ten business days in accordance with Section 2(i)(iii) (the “Outside Date”);

     (c) by Operator,
(i)	if there has been a breach or failure to perform any covenant or agreement on the part of Royal Gold that causes any of the conditions provided in Section 6(a) not to be met and such breach or failure has not been cured (if curable) within 15 days following receipt by Royal Gold of written notice of such breach describing the extent and nature thereof in reasonable detail; or

(ii)	if there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 6(a) incapable of being satisfied by the Outside Date;
     (d) by either:
(i)	Royal Gold; or

(ii)	Operator,
if there shall be in effect a final, unappealable order restraining, enjoining or otherwise prohibiting the consummation of the Transactions contemplated by this Agreement; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8(d) shall not have initiated such proceeding or taken any action in support of such proceeding (it being agreed that the Parties shall use their commercially reasonable efforts to promptly appeal any such order that is appealable and diligently pursue such appeal); or
     (e) by either:
(i)	Royal Gold; or

(ii)	Operator,
on or after the Outside Date if the Closing shall not have occurred by the close of business on such date (unless the failure to consummate the Closing is attributable to a breach of this Agreement on the part of the Party seeking to terminate this Agreement); provided, however, that the terminating Party is not in material default of any of its obligations hereunder.
     In the event of termination of this Agreement by (i) Royal Gold, (ii) Operator, or (iii) the mutual agreement of all Parties pursuant to this Section 8, written notice thereof shall be given to the other Party and this Agreement shall terminate without any further action by any of the Parties.
     Upon the termination of this Agreement in accordance with this Section 8, each of the Parties shall be relieved of any further duties and obligations under this Agreement after the date of such termination; provided, however that no such termination shall relieve any Party hereto from liability for any material breach of any covenant or obligation contained in this Agreement or for any intentional and material breach of any representation or warranty contained in this Agreement; provided, further that the obligations of the Parties set forth in Section 5(h), Section

8 and Sections 9(a)-(g), (m), (o) and (s) shall survive any such termination and shall be enforceable after such termination.
     Neither Royal Gold nor Operator may rely on the failure of any condition set forth in Sections 6(a) or 6(b) to be satisfied as a basis for the termination of this Agreement if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
9. Miscellaneous.
     (a) Governing Law. This Agreement is to be governed by and construed under the laws of the State of Colorado, without giving effect to those principles of conflicts of laws that might otherwise require application of the laws of any other jurisdiction.
     (b) Dispute Resolution.
(i)	If for any reason any Dispute arising under this Agreement, either Party may deliver written notice to the other Party regarding such Dispute and the Dispute shall be determined by arbitration as provided in this Section 9(b). THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING FROM OR CONNECTED WITH THIS AGREEMENT.

(ii)	All Disputes shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The number of arbitrators shall be three. The place of Arbitration shall be Houston, Texas, USA. The language of the Arbitration shall be English. Judgment may be entered upon an award in any court of competent jurisdiction.

(iii)	The Party referring a Dispute to arbitration hereunder shall appoint an arbitrator in the arbitration petition and the respondent Party shall appoint an arbitrator in its response. If within 30 days after the date of the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the ICC. Within 30 days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such 30 day period, the third arbitrator shall be appointed by the ICC.

(iv)	Notwithstanding the provisions of Section 9(b)(i), the arbitral tribunal shall have the power to grant interim measures of protection, but, without derogating from the commitment to arbitrate or the power of the arbitral tribunal to grant such measures, it shall not be inconsistent with this Agreement for a party to apply to a court of competent jurisdiction for an interim measure of protection pending the commencement or completion of arbitration.
(v)	In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable attorney’s fees and disbursements, including experts witness fees, and any other costs of the proceeding. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential or special damages be awarded.

(vi)	If contemporaneous Disputes arise under this Agreement, a single arbitration may be commenced in respect of the Disputes.
     (c) Notices. Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:
If to Operator:
Compañía Minera Carmen de Andacollo
c/o Teck Operaciones Mineras Chile Ltda.
Avenida Vitacura 2939, Piso 24
Las Condes, Santiago, Chile
Attention: Christian Arentsen
Facsimile: (56-2) 464 5794
with a copy, which shall not constitute notice, to:
Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street, P.O. Box 48600
Vancouver, British Columbia, V7X 1T2 Canada
Attention: Fred R. Pletcher
Facsimile: (604) 687-1415
If to Royal Gold:
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202-1132 USA
Attention: Vice President and General Counsel
Facsimile: (303) 595-9385

with a copy, which shall not constitute notice, to:
Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202 USA
Attention: Paul Hilton, Esq.
Facsimile: (303) 899-7333
     Any Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section 9(c).
     (d) Assignment. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective permitted successors and permitted assigns. No Party may assign all or any part of its rights, liabilities and obligations under this Agreement without the prior written consent of the other Party to this Agreement, except that Royal Gold may assign all or any part of its rights, liabilities and obligations under this Agreement, to any directly or indirectly wholly-owned Subsidiary of Royal Gold, provided that:
(i)	such Subsidiary covenants with Operator to be bound by the terms and conditions of this Agreement and any amendments hereto;

(ii)	such Subsidiary shall first have covenanted with Operator that if at any time thereafter and prior to the Closing Date it ceases or proposes to cease to be a Subsidiary of Royal Gold then such Subsidiary shall immediately, and effective prior to ceasing to be a Subsidiary of the Royal Gold, assign all or any part of its rights, liabilities and obligations under this Agreement back to Royal Gold;

(iii)	Royal Gold shall covenant that if at any time thereafter and prior to the Closing Date the Subsidiary ceases or proposes to cease to be an Affiliate of Royal Gold then such Subsidiary shall immediately, and prior to ceasing to be a Subsidiary, assign to Royal Gold all or any part of its rights, liabilities and obligations under this Agreement; and

(iv)	any assignment by Royal Gold will not release Royal Gold of its obligation to issue the shares of Royal Gold Common Stock that constitute the Share Portion to be issued and registered in the name of Operator pursuant to this Agreement.
     (e) Survival. All covenants, agreements, and indemnities made under this Agreement shall survive the execution and delivery of this Agreement and shall survive the Closing Date until such covenants, agreements and indemnities have been performed or satisfied in accordance with the terms thereof. All representations and warranties made under this Agreement shall survive the execution and delivery of this Agreement and shall survive the Closing Date for a period of two years from the Closing Date, except that any representation and warranty shall not terminate with respect to any item as to which a Party seeking indemnification under Section 9(f) has, prior to the expiration of such two year period, previously made a claim against the other indemnifying Party by delivering written notice in accordance this Agreement.
     (f) Indemnification.
(i)	Subject to Section 9(f)(iii), Operator agrees to indemnify Royal Gold from and against, and to hold Royal Gold harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses or disbursements of any kind whatsoever (collectively “Losses”) which may at any time be imposed on, incurred by or asserted against Royal Gold in any way relating to or arising out of (A) any breach by Operator or any misrepresentation or inaccuracy of any representation or warranty of Operator contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto other than the Avío Agreement and Royalty Agreement; (B) any breach or non-performance by Operator of any covenant or agreement to be performed by Operator contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto other than the Avío Agreement and Royalty Agreement; (C) except as set forth on Schedule 3(c), the failure of Operator on or prior to the Closing Date to comply with any Governmental Requirement, including any Governmental Requirement or Approvals relating to environmental protection and reclamation obligations, with respect to the Subject Properties or the Ancillary Property Rights; (D) the physical environmental condition of the Subject Properties or the Ancillary Property Rights and matters of health or safety related to the Subject Properties or Ancillary Property Rights on or prior to the Closing Date or any action or claim brought with respect to either; and (E) if both Parties have waived their respective conditions to Closing in Sections 6(a)(vii) and 6(b)(ix) (but not in the case where Operator has been deemed to have waived such condition to Closing pursuant to the final sentence of Section 6(a)(vii)), any actual or threatened withdrawal by any Governmental Authority, as at the Closing Date, of any material Approval under Environmental Laws which is necessary for the construction or operation of the Project, or any actual or threatened challenge by any Person, as at the Closing Date, to any material Approval under Environmental Laws which is necessary for the construction or operation of the Project.

(ii)	Subject to Sections 9(f)(iii), Royal Gold agrees to indemnify Operator from and against, and to hold Operator harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against Operator in any way relating to or arising out of (A) any breach by Royal Gold or any misrepresentation or inaccuracy of any representation or warranty of Royal Gold contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto other than the Avío

Agreement and Royalty Agreement; and (B) any breach or non-performance by Royal Gold of any covenant or agreement to be performed by Royal Gold contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto other than the Avío Agreement or Royalty Agreement.
(iii)	In no event will either Party be liable to the other Party for any lost profits or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages.
     (g) Expenses. Each of the Parties agrees to bear and pay its own costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the other Transaction Documents (“Transaction Expenses”), provided, however that Operator shall pay all of the Transaction Expenses incurred by Royal Gold if Operator terminates this Agreement in accordance with Section 8 or otherwise decides not to proceed with the Transactions unless Royal Gold is in material breach of any of its obligations under this Agreement at the time of such termination.
     (h) Further Assurances. The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.
     (i) Force Majeure. The obligation of Operator in respect of the development, construction, and operation of the Project and shipment of copper concentrate to any smelter, refiner or other processor or purchaser under any Metal Sales Contract shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control (except for lack of funds), including, without limitation, labour disputes (however arising and whether employee demands are reasonable or within the power of the parties to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, territorial or local environmental standards; acts of war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing beyond the reasonable control of Operator (“Force Majeure”). Operator shall promptly give notice to Royal Gold of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. Operator shall resume performance as soon as reasonably possible. Except as expressly set forth in Sections 9(i) and 5(k), the obligations of Operator under this Agreement shall not be affected by any Force Majeure.

     (j) Nature of Interests. All of the covenants, conditions, and terms of this Agreement shall (i) be of benefit to the Parties, and (ii) bind and inure to the benefit of the Parties and their permitted successors and assigns.
     (k) No Partnership. Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability or any fiduciary duty, obligation or liability to any other Party at any time before or after the Closing Date.
     (l) Specific Performance. Without limiting or waiving in any respect any rights or remedies of the Parties under this Agreement now or hereafter existing at law in equity or by statute, Royal Gold shall be entitled to such specific performance of the obligations to be performed by Operator hereto in accordance with the provisions of this Agreement and Operator shall be entitled to specific performance of the obligations of Royal Gold set forth in Sections 5(q) and 5(c)(vi) through 5(c)(xiii) of this Agreement and such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Royal Gold or Operator may have under this Agreement or otherwise.
     (m) Business Opportunity. Except as expressly provided in this Agreement and the other Transaction Documents, each Party shall have the right independently to engage in and receive full benefits from its business activities, whether or not competitive with the other Party, without consulting the other Party. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity of any Party at any time before or after the Closing Date.
     (n) Time of the Essence. Time is of the essence in this Agreement.
     (o) Entire Agreement. This Agreement, together with the Confidentiality Agreement, and the other Transaction Documents and the Schedules and Exhibits attached hereto and thereto are the complete expression of the entire agreement of the Parties, and no oral promise, statement or representation not contained herein shall be binding on the Parties unless reduced to writing and signed by the Parties. Subject to express covenants of the Parties contained in Section 5(q) of this Agreement, if during the period of time following the signing of the Avío Agreement and the Royalty Agreement and prior to the Closing Date there are any discrepancies between the legal interpretations of either:
(i)	the adjustments to the Cash Portion and the Share Portion set forth in Sections 2(b) through 2(h) of this Agreement and the provisions of Schedule D of the Royalty Agreement, or

(ii)	the conditions of closing in Section 6 and closing arrangements in Section 7 of this Agreement and the Condiciones Suspensivas, then the Parties hereby agree and acknowledge that (x) the provision of this Agreement shall govern; and (y) subject to the express covenants of the Parties contained in Section 5(q) of this Agreement, any Dispute with respect to such matters on or prior to Closing shall be governed by the provisions of Section 9(b) of this Agreement and not the dispute resolution provisions of the Avío Agreement or Royalty Agreement.
     (p) Waiver and Amendment. This Agreement may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by means of a written instrument that has been executed by the Party or Parties to be bound.
     (q) Counterparts; Exchange by Facsimile or Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one single instrument. This Agreement may be delivered by facsimile or electronic delivery.
     (r) Taxes.
(i)	If any Taxes are required by Law to be deducted from or in respect of any amounts payable to Royal Gold hereunder:
(A)	Royal Gold will receive an amount equal to the sum it would have received if such deduction had not been made, less the amount of such deduction;

(B)	Operator will make such deductions; and

(C)	Operator will pay the full amount deducted to the relevant taxing authority in accordance with applicable law, and Operator will promptly furnish to Royal Gold written proof of such payment.
(ii)	If Operator fails to pay any Taxes when due to the appropriate taxing authority, Operator will indemnify Royal Gold for any incremental Taxes, interest or penalties that may become payable by Royal Gold as a result of any such failure.

(iii)	Operator shall be responsible for and shall pay when due any excise Taxes (goods and services Taxes), stamp duties, sales and use Taxes and similar Taxes and any registration fees payable in respect of the sale and transfer of the Royalty to Royal Gold or the Parties entering into the Avío other than Taxes assessed on Royal Gold under the law of the jurisdiction in which it is incorporated or, if different, the jurisdiction (or jurisdictions) in which Royal Gold is treated as resident for tax purposes.
     (s) No Brokers or Commissions. Each of the Parties acknowledges, agrees and represents and warrants to the other Parties that it has not engaged any broker, agent or other intermediary to act on its behalf on connection with the Transactions contemplated by this Agreement and that it is not aware of any current or possible future claim for any brokerage, agency or finder’s fee or commission in connection with the Transactions contemplated by this Agreement and that if any such claim should arise through, or under, or by virtue of any action taken by any party, such Party shall indemnify and hold harmless the others in respect thereof.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

COMPAÑÍA MINERA CARMEN DE ANDACOLLO
By:	/s/ David Baril
	Print Name:	David Baril
	Title:	Director

By:	/s/ Christian Arensten
	Print Name:	Christian Arensten
	Title:	Director

ROYAL GOLD, INC.
By:	/s/ Tony Jensen
	Print Name:	Tony Jensen
	Title:	President and CEO

EXHIBIT A
Form of Avío Agreement
(Attached)

EXHIBIT B
Mining Properties
Part I — Mining Properties
“Mining Properties” mean:
1.	Exploitation mining concession named “Aconcagua” the surveys and titles of which are currently registered on page 507 number 86 of the Property Registry of the Mines Registry Andacollo of the year 1996 (National Rol Nº 04106-0046-3);

2.	Exploitation mining concession named “Adolfo” the surveys and titles of which are currently registered on page 616 number 107 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0366-7);

3.	Exploitation mining concession named “Aguada” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0057-9);

4.	Exploitation mining concessions named “Aldo 1 to 50” the surveys and titles of which are currently registered on page 441 number 79 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0569-5);

5.	Exploitation mining concession named “Andrea” the surveys and titles of which are currently registered on page 242 number 48 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0594-6);

6.	Exploitation mining concessions named “Anita 1 al 15” the surveys and titles of which are currently registered on page 260 number 52 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0385-3);

7.	Exploitation mining concessions named “Antofagasta 1 al 2” the surveys and titles of which are currently registered on page 536 number 92 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0089-7);

8.	Exploitation mining concessions named “Antonio 1 al 17” the surveys and titles of which are currently registered on page 275 number 54 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0571-7);

9.	Exploitation mining concessions named “Antonio 1 al 23” the surveys and titles of which are currently registered on page 28 number 8 of the Property Registry of the Mines Registry of Ovalle of the year 1996 (National Rol Nº 04202-0295-4);

10.	Exploitation mining concession named “Arica” the surveys and titles of which are currently registered on page 527 number 90 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0282-2);

11.	Exploitation mining concession named “Atacama” the surveys and titles of which are currently registered on page 517 number 88 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0049-8);

12.	Exploitation mining concessions named “Blanca 1 al 2” the surveys and titles of which are currently registered on page 306 number 123 of the Property Registry of the Mines Registry of Ovalle of the year 1991 (National Rol Nº 04202-0202-4);

13.	Exploitation mining concessions named “Blanca Estela 1 al 2” the surveys and titles of which are currently registered on page 34 number 10 of the Property Registry of the Mines Registry Andacollo of the year 1994 (National Rol Nº 04106-0106-0) ;

14.	Exploitation mining concession named “Blanquita” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0058-7);

15.	Exploitation mining concession named “Carmen” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0330-6);

16.	Exploitation mining concession named “Carmen Bajo” the surveys and titles of which are currently registered on page 321 number 62 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0364-0);

17.	Exploitation mining concession named “Cautin” the surveys and titles of which are currently registered on page 511 number 87 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0283-0);

18.	Exploitation mining concessions named “Chifute 1 al 8” the surveys and titles of which are currently registered on page 707 number 119 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0277-6);

19.	Exploitation mining concessions named “Chorrillo”, “Chorrillo Segunda” and “Chorrillo Tercera” which surveys and titles are currently registered on page 629 number 110 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0213-K);

20.	Exploitation mining concessions named “Churque 1 al 100” the surveys and titles of which are currently registered on page 287 number 55 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0263-6);

21.	Exploitation mining concessions named “Churque 1 al 4” the surveys and titles of which are currently registered on page 566 number 98 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0326-8);

22.	Exploitation mining concessions named “Churque 5 al 9” the surveys and titles of which are currently registered on page 255 number 51 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0386-1);

23.	Exploitation mining concession named “Clavel” the surveys and titles of which are currently registered on page 521 number 89 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0062-5);

24.	Exploitation mining concessions named “Cobre Morado 1 al 10” the surveys and titles of which are currently registered on page 15 number 9 of the Property Registry of the Mines Registry Andacollo of the year 1997 (National Rol Nº 04106-0474-4);

25.	Exploitation mining concession named “Compañia” the surveys and titles of which are currently registered on page 331 number 67 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0355-1);

26.	Exploitation mining concessions named “Complemento 1 al 10” the surveys and titles of which are currently registered on page 266 number 53 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0573-3);

27.	Exploitation mining concession named “Condella” the surveys and titles of which are currently registered on page 623 number 109 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0552-K);

28.	Exploitation mining concession named “Coquimbana” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0329-2);

29.	Exploitation mining concession named “Coquimbo” the surveys and titles of which are currently registered on page 319 number 61 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0358-6);

30.	Exploitation mining concession named “Culebron” the surveys and titles of which are currently registered on page 562 number 97 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0015-3);

31.	Exploitation mining concession named “Desempeño” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0331-4);

32.	Exploitation mining concession named “El Toro” the surveys and titles of which are currently registered on page 582 number 102 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0047-1);

33.	Exploitation mining concession named “Emmita” the surveys and titles of which are currently registered on page 329 number 66 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0009-9);

34.	Exploitation mining concessions named “Encarnación 1 al 10” the surveys and titles of which are currently registered on page 83 number 17 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0276-8);

35.	Exploitation mining concessions named “Escondida 1 al 2” the surveys and titles of which are currently registered on page 633 number 111 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0040-4);

36.	Exploitation mining concession named “Glady” the surveys and titles of which are currently registered on page 185 number 35 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0611-K);

37.	Exploitation mining concession named “Gloria” the surveys and titles of which are currently registered on page 149 number 29 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0609-8);

38.	Exploitation mining concession named “Guanaco” the surveys and titles of which are currently registered on page 333 number 68 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0363-2);

39.	Exploitation mining concessions named “Hermosa 1 al 3” the surveys and titles of which are currently registered on 120 page number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0059-5);

40.	Exploitation mining concession named “Hermosa” the surveys and titles of which are currently registered on page 179 number 34 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0617-9);

41.	Exploitation mining concession named “Huamachuco” the surveys and titles of which are currently registered on 120 page number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0332-2);

42.	Exploitation mining concession named “Infante” the surveys and titles of which are currently registered on page 327 number 65 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0012-9);

43.	Exploitation mining concession named “Invierno” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0334-9);

44.	Exploitation mining concession named “Jazmin” the surveys and titles of which are currently registered on page 746 number 123 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0343-8);

45.	Exploitation mining concession named “Las Dos Coloradas” the surveys and titles of which are currently registered on page 315 number 59 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0357-8);

46.	Exploitation mining concession named “Laura” the surveys and titles of which are currently registered on page 237 number 47 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0557-0);

47.	Exploitation mining concession named “Limari” the surveys and titles of which are currently registered on page 541 number 93 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0538-4);

48.	Exploitation mining concession named “Los Angeles” the surveys and titles of which are currently registered on page 122 over number 24 of the Property Registry of the Mines Registry of Coquimbo of the year 1960 (National Rol Nº 04106-0365-9);

49.	Exploitation mining concessions named “Los Veneros 1 al 114” the surveys and titles of which are currently registered on page 10 number 4 of the Property Registry of the Mines Registry Andacollo of the year 2007 (National Rol Nº 04104-1067-2);

50.	Exploitation mining concessions named “Louisiana”, “Clarin”, “Alabama”, “Rosa”, “Colorada”, “Demasia”, “Florida”, “Tenesee” and “Maria” the surveys and titles of which are currently registered on page 74 number 15 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0342-K);

51.	Exploitation mining concessions named “Luz 1 al 6” the surveys and titles of which are currently registered on page 619 number 108 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0198-2);

52.	Exploitation mining concession named “Maravilla” the surveys and titles of which are currently registered on page 499 number 84 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0002-1);

53.	Exploitation mining concession named “Marta Elvira” the surveys and titles of which are currently registered on page 317 number 60 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0356-K);

54.	Exploitation mining concession named “Martina” the surveys and titles of which are currently registered on page 231 number 46 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0618-7);

55.	Exploitation mining concession named “Maruja Primera” the surveys and titles of which are currently registered on page 335 number 69 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0555-4);

56.	Exploitation mining concession named “Maruja Segunda” the surveys and titles of which are currently registered on page 750 number 124 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0554-6);

57.	Exploitation mining concession named “Miguel” the surveys and titles of which are currently registered on page 614 number 106 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0508-2);

58.	Exploitation mining concessions named “Nanita 1 al 65” the surveys and titles of which are currently registered on page 39 number 13 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0575-K);

59.	Exploitation mining concession named “Negrita” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0005-6);

60.	Exploitation mining concessions named “Nelly 1 al 5” the surveys and titles of which are currently registered on page 304 number 56 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0576-8);

61.	Exploitation mining concession named “Ohio” the surveys and titles of which are currently registered on page 521 number 89 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0063-3);

62.	Exploitation mining concession named “Otoño” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0006-4);

63.	Exploitation mining concession named “Pelargonia” the surveys and titles of which are currently registered on page 557 number 96 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0328-4);

64.	Exploitation mining concession named “Perlita” the surveys and titles of which are currently registered on page 325 number 64 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0066-8);

65.	Exploitation mining concession named “Poderosa” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0335-7);

66.	Exploitation mining concession named “Preciosa” the surveys and titles of which are currently registered on page 217 number 41 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0359-4);

67.	Exploitation mining concession named “Primavera” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0336-5);

68.	Exploitation mining concession named “Protectora” the surveys and titles of which are currently registered on page 219 number 42 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0010-2);

69.	Exploitation mining concession named “Prudencio” the surveys and titles of which are currently registered on page 221 number 43 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0360-8);

70.	Exploitation mining concession named “Reforma” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0060-9);

71.	Exploitation mining concession named “Relleno” the surveys and titles of which are currently registered on page 173 number 33 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0577-6);

72.	Exploitation mining concession named “Resguardo” the surveys and titles of which are currently registered on page 311 number 57 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0362-4);

73.	Exploitation mining concessions named “Rio Elqui Uno 1 al 33” the surveys and titles of which are currently registered on page 1160 number 229 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0928-3);

74.	Exploitation mining concessions named “Rio Elqui Dos 1 al 95” the surveys and titles of which are currently registered on page 1169 number 230 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0929-1);

75.	Exploitation mining concessions named “Rio Elqui Tres 1 al 53” the surveys and titles of which are currently registered on page 769 number 127 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0930-5);

76.	Exploitation mining concessions named “Rio Limari Dos 1 al 11” the surveys and titles of which are currently registered on page 788 number 129 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0932-1);

77.	Exploitation mining concessions named “Rio Limari Tres 1 al 70” the surveys and titles of which are currently registered on page 1178 number 231 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0933-K);

78.	Exploitation mining concessions named “Rio Limari Cuatro 1 al 82” the surveys and titles of which are currently registered on page 779 number 128 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0934-8);

79.	Exploitation mining concession named “Roberto” the surveys and titles of which are currently registered on page 223 number 44 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0367-5);

80.	Exploitation mining concession named “Rojo Dos” the surveys and titles of which are currently registered on page 454 number 80 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0578-4);

81.	Exploitation mining concession named “Rosario” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0337-3);

82.	Exploitation mining concessions named “Rosario 54 al 65”, “Rosario 67” and “Rosario 89” which surveys and titles are currently registered on page 598 number 105 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0389-6);

83.	Exploitation mining concession named “Rosario 66” the surveys and titles of which are currently registered on page 70 number 14 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0559-7);

84.	Exploitation mining concessions named “Rosario 130 al 138” the surveys and titles of which are currently registered on page 34 number 12 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0629-2);

85.	Exploitation mining concessions named “Rosario 171/185” which surveys and titles are currently registered on page 586 number 103 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0631-4);

86.	Exploitation mining concessions named “Rosario 186 al 188” and “Rosario 193” which surveys and titles are currently registered on page 591 number 104 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0632-2);

87.	Exploitation mining concession named “Rosario 194” the surveys and titles of which are currently registered on page 80 number 16 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0633-0);

88.	Exploitation mining concession named “San Jose” the surveys and titles of which are currently registered on page 88 over number 11 of the Property Registry of the Mines Registry of Coquimbo of the year 1962 (National Rol Nº 04106-0065-K);

89.	Exploitation mining concession named “San Lorenzo” the surveys and titles of which are currently registered on page 323 number 63 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0361-6);

90.	Exploitation mining concession named “San Miguel” the surveys and titles of which are currently registered on page 578 number 101 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0050-1);

91.	Exploitation mining concession named “San Pedro” the surveys and titles of which are currently registered on page 574 number 100 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0090-0);

92.	Exploitation mining concessions named “Sandra 1 al 3” the surveys and titles of which are currently registered on page 387 number 74 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0579-2);

93.	Exploitation mining concession named “Sandro” the surveys and titles of which are currently registered on page 247 number 49 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0580-6);

94.	Exploitation mining concession named “Sebastopol” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0007-2);

95.	Exploitation mining concession named “Soledad” the surveys and titles of which are currently registered on page 191 number 36 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0558-9);

96.	Exploitation mining concession named “Sonia Primera” the surveys and titles of which are currently registered on page 200 number 38 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0614-4);

97.	Exploitation mining concession named “Sonia Segunda “ the surveys and titles of which are currently registered on page 206 number 39 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0616-0);

98.	Exploitation mining concession named “Sonia Tercera “ the surveys and titles of which are currently registered on page 212 number 40 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0615-2);

99.	Exploitation mining concession named “Sussy Primera “ the surveys and titles of which are currently registered on page 108 number 22 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0622-5);

100.	Exploitation mining concession named “Tarapaca “ the surveys and titles of which are currently registered on page 570 number 99 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0281-4);

101.	Exploitation mining concession named “Valdivia 1” the surveys and titles of which are currently registered on page 531 number 91 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0048-K);

102.	Exploitation mining concession named “Veranito 1” the surveys and titles of which are currently registered on page 659 number 116 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0280-6);

103.	Exploitation mining concession named “Verde Bajo” the surveys and titles of which are currently registered on page 313 number 58 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0011-0);

104.	Exploitation mining concessions named “Viejo 1 al 4” the surveys and titles of which are currently registered on page 546 number 94 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0094-3);

105.	Exploitation mining concessions named “Zapallo 1 al 3” the surveys and titles of which are currently registered on page 552 number 95 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0325-K);

106.	Exploitation mining concessions named “Esperanza 1 al 3” the surveys and titles of which are currently registered on page 19 number 12 of the Property Registry of the Mines Registry Andacollo of the year 2004 (National Rol Nº 04104-1053-2);

107.	Exploitation mining concessions named “Fuerza 1 al 24” the surveys and titles of which are currently registered on page 109 number 62 of the Property Registry of the Mines Registry Andacollo of the year 2003 (National Rol Nº 04104-1049-4);

108.	Exploitation mining concessions named “Milla 1 al 10” the surveys and titles of which are currently registered on page 91 number 59 of the Property Registry of the Mines Registry Andacollo of the year 2003(National Rol Nº 04104-1050-8);

109.	Exploitation mining concessions named “Nuevo Mexico 1 al 40” the surveys and titles of which are currently registered on page 9 number 9 of the Property Registry of the Mines Registry Andacollo of the year 2004 (National Rol Nº 04106-0268-7);

110.	Exploitation mining concessions named “Osorno 1 al 8” the surveys and titles of which are currently registered on page 1098 number 213 of the Property Registry of the Mines Registry Andacollo of the year 1996 (National Rol Nº 04106-0488-4);

111.	Exploitation mining concession named “Recife 1” the surveys and titles of which are currently registered on page 104 number 61 of the Property Registry of the Mines Registry Andacollo of the year 2003 (National Rol Nº 04104-1051-6);

112.	Exploitation mining concessions named “Remanso 1 al 30” the surveys and titles of which are currently registered on page 97 number 60 of the Property Registry of the Mines Registry Andacollo of the year 2003 (National Rol Nº 04104-1052-4);

113.	Exploitation mining concessions named “Rosa 1 al 15” the surveys and titles of which are currently registered on page 250 number 55 of the Property Registry of the Mines Registry Andacollo of the year 1997 (National Rol Nº 04104-0959-3);

114.	Exploitation mining concessions named “Rosa Segunda 1 al 41” the surveys and titles of which are currently registered on page 232 number 53 of the Property Registry of the Mines Registry Andacollo of the year 1997 (National Rol Nº 04104-0961-5); and

115.	Exploitation mining concessions named “Vicky 1/2” the surveys and titles of which are currently registered on page 167 number 32 of the Property Registry of the Mines Registry Andacollo of the year 1996 (National Rol Nº 04104-0624-1).